                           INDEX TO EXHIBITS

EXHIBIT               ITEM                                          PAGE
-------               ----                                          ----

2.1         Purchase Agreement, dated June 1, 1995,
            by and among Green Isle Environmental
            Services, Inc. (now known as Reuter
            Manufacturing, Inc.), Waste Management Inc.
            of Florida and U S West Financial Services, Inc.
            Omitted from this Exhibit, as filed, are the
            exhibits and schedules referenced in such
            agreement. The Company will furnish supplementally
            a copy of any such exhibits and schedules to
            the Commission upon request.  . . . . . . . . . . . . . .


2.2         Amendment No. 1 to Purchase Agreement, dated as of
            June 1, 1995, by and among Reuter Manufacturing, Inc. (formerly known as Green Isle Environmental Services, Inc.), Waste Management Inc. of Florida and U S West
            Financial Services, Inc.  . . . . . . . . . . . . . . . .

                     Purchase Agreement          EXHIBIT 2.1

                        by and among

           Green Isle Environmental Services, Inc.

                          as Seller

                             and

              Waste Management Inc. of Florida

                        as Purchaser

                             and

              U S WEST Financial Services, Inc.


                        June 1, 1995

                      TABLE OF CONTENTS
                                                        Page

                          ARTICLE 1

                         DEFINITIONS. . . . . . . . . . .  9
    SECTION 1.1     Definitions . . . . . . . . . . . . .  9
    SECTION 1.2     Acknowledgement . . . . . . . . . . . 18

                          ARTICLE 2

              PURCHASE AND SALE OF COMMON STOCK . . . . . 18
    SECTION 2.1     Purchase and Sale . . . . . . . . . . 18
    SECTION 2.2     Purchase Consideration. . . . . . . . 19
    SECTION 2.3     The Closing . . . . . . . . . . . . . 20

                          ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF SELLER. . . . 21
    SECTION 3.1     Organization, Standing, Etc.. . . . . 21
    SECTION 3.2     Ownership . . . . . . . . . . . . . . 21
    SECTION 3.3     Subsidiaries. . . . . . . . . . . . . 22
    SECTION 3.4     Authority and Approval of Agreement. .22
    SECTION 3.5     No Violations . . . . . . . . . . . . 22
    SECTION 3.6     Permits . . . . . . . . . . . . . . . 23
    SECTION 3.7     Contracts and Loans to Individuals. . 23
    SECTION 3.8     Indebtedness. . . . . . . . . . . . . 23
    SECTION 3.9     Employees . . . . . . . . . . . . . . 24
    SECTION 3.10    Tax Returns . . . . . . . . . . . . . 24
    SECTION 3.11    Taxes . . . . . . . . . . . . . . . . 24
    SECTION 3.12    Proceedings . . . . . . . . . . . . . 25
    SECTION 3.13    Consents. . . . . . . . . . . . . . . 25
    SECTION 3.14    Insurance . . . . . . . . . . . . . . 25
    SECTION 3.15    Customers . . . . . . . . . . . . . . 25
    SECTION 3.16    Real Property Owned or Leased . . . . 25
    SECTION 3.17    Financial Statements. . . . . . . . . 26
    SECTION 3.18    Books and Records . . . . . . . . . . 26
    SECTION 3.19    Brokerage Fees. . . . . . . . . . . . 26
    SECTION 3.20    Notice of Default . . . . . . . . . . 26

                          ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . 27
    SECTION 4.1     Organization, Standing, Etc.. . . . . 27
    SECTION 4.2     Authority and Approval of Agreement. .27
    SECTION 4.3     Investment. . . . . . . . . . . . . . 28
    SECTION 4.4     Broker's Commission . . . . . . . . . 28
    SECTION 4.5     Private Placement . . . . . . . . . . 28
    SECTION 4.6     Authorizations. . . . . . . . . . . . 28

                          ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF U S WEST . . . 29
    SECTION 5.1     Organization, Standing, Etc.. . . . . 29
    SECTION 5.2     Authority and Approval of Agreement. .29
    SECTION 5.3     Broker's Commission . . . . . . . . . 29
    SECTION 5.4     Bonds . . . . . . . . . . . . . . . . 30

                          ARTICLE 6

                   COVENANTS OF PURCHASER . . . . . . . . 30
    SECTION 6.1     Access. . . . . . . . . . . . . . . . 30
    SECTION 6.2     Contracts . . . . . . . . . . . . . . 31
    SECTION 6.3     Ongoing Lawsuit . . . . . . . . . . . 31
    SECTION 6.4     Central Contract. . . . . . . . . . . 32
    SECTION 6.5     Stay Bonuses. . . . . . . . . . . . . 32

                          ARTICLE 7

                     COVENANTS OF SELLER. . . . . . . . . 33
    SECTION 7.1     Organizational Documents. . . . . . . 33
    SECTION 7.2     Common Stock. . . . . . . . . . . . . 33
    SECTION 7.3     Books . . . . . . . . . . . . . . . . 34
    SECTION 7.4     Resignation . . . . . . . . . . . . . 34
    SECTION 7.5     Cancellation. . . . . . . . . . . . . 34
    SECTION 7.6     Change in Information . . . . . . . . 34
    SECTION 7.7     Conduct of Business . . . . . . . . . 34
    SECTION 7.8     Write-Off of Assets; Sale of Assets . 35
    SECTION 7.9     Non-Compete . . . . . . . . . . . . . 35

    SECTION 7.10    Best Efforts After Closing. . . . . . 36
    SECTION 7.11    Audited Financial Statement . . . . . 36

                          ARTICLE 8

         COVENANTS OF PURCHASER, U S WEST AND SELLER. . . 36
    SECTION 8.1     Reasonable Commercial Efforts . . . . 36
    SECTION 8.2     Certain Filings . . . . . . . . . . . 36
    SECTION 8.3     Employment Contract . . . . . . . . . 37
    SECTION 8.4     Indebtedness. . . . . . . . . . . . . 37
    SECTION 8.5     Ongoing Lawsuit . . . . . . . . . . . 37
    SECTION 8.6     Release . . . . . . . . . . . . . . . 38
    SECTION 8.7     Covenants . . . . . . . . . . . . . . 38

                          ARTICLE 9

                         TAX MATTERS. . . . . . . . . . . 38
    SECTION 9.1     Tax Definitions . . . . . . . . . . . 38
    SECTION 9.2     Tax Covenants and Elections . . . . . 39
    SECTION 9.3     Cooperation on Tax Matters. . . . . . 41
    SECTION 9.4     Real Estate Tax Indemnification . . . 41
    SECTION 9.5     Transfer Taxes. . . . . . . . . . . . 43

                         ARTICLE 10

               CONDITIONS PRECEDENT TO CLOSING. . . . . . 43
    SECTION 10.1    Conditions Precedent to Obligations
         of Purchaser . . . . . . . . . . . . . . . . . . 43
         (a)   Representations. . . . . . . . . . . . . . 43
         (b)   Compliance Certificates. . . . . . . . . . 44
         (c)   No Injunctions . . . . . . . . . . . . . . 44
         (d)   No Prohibition . . . . . . . . . . . . . . 44
         (e)   Inventory. . . . . . . . . . . . . . . . . 44
    SECTION 10.2    Conditions Precedent to Obligations
         of Seller and U S WEST. . . . . . . . .. . . . . 44
         (a)   Representations; Covenants . . . . . . . . 44
         (b)   Compliance Certificates. . . . . . . . . . 45
         (c)   Delivery of Purchase Price . . . . . . . . 45
         (d)   Other Transactions . . . . . . . . . . . . 45

         (e)   Other Documents and Transactions . . . . . 45
         (f)   No Injunctions . . . . . . . . . . . . . . 45
         (g)   Absence of Actions or Proceedings. . . . . 45
         (h)   No Prohibition . . . . . . . . . . . . . . 46

                         ARTICLE 11

                   LIMITATION OF LIABILITY. . . . . . . . 46
    SECTION 11.1    Limitation of Liability among the
         Parties. . . . . . . . . . . . . . . . . . . . . 46
    SECTION 11.2    Limitation of Liability -
         Mr. Pendleton. . . . . . . . . . . . . . . . . . 47

                         ARTICLE 12

                     RESTRICTIVE LEGEND . . . . . . . . . 47
    SECTION 12.1    Restrictive Legend on Certificates. . 47
    SECTION 12.2    Removal of Restrictive Legend . . . . 48

                         ARTICLE 13

                         TERMINATION. . . . . . . . . . . 48
    SECTION 13.1    Expiration of Due Diligence Period. . 48
    SECTION 13.2    Seller's or U S WEST's Default. . . . 49
    SECTION 13.3    Purchaser's Default . . . . . . . . . 50
    SECTION 13.4    Effect of Termination . . . . . . . . 51
    SECTION 13.5    Return of Corporation Information . . 52

                         ARTICLE 14

                        MISCELLANEOUS . . . . . . . . . . 52
    SECTION 14.1    Investigation by Purchaser. . . . . . 52
         (a)   Access to Project Information. . . . . . . 52
         (b)   Right to Enter Facilities. . . . . . . . . 52
         (c)   Cooperation. . . . . . . . . . . . . . . . 54
    SECTION 14.2    Condition of Facilities . . . . . . . 54
    SECTION 14.3    Notices . . . . . . . . . . . . . . . 56
    SECTION 14.4    No Waivers; Amendments. . . . . . . . 58
    SECTION 14.5    Confidentiality . . . . . . . . . . . 58
    SECTION 14.6    Public Announcements. . . . . . . . . 59
    SECTION 14.7    Prohibition of Recording. . . . . . . 60

    SECTION 14.8    Arbitration . . . . . . . . . . . . . 60
    SECTION 14.9    Time of the Essence . . . . . . . . . 61
    SECTION 14.10   Successors and Assigns. . . . . . . . 62
    SECTION 14.11   Governing Law . . . . . . . . . . . . 62
    SECTION 14.12   Severability. . . . . . . . . . . . . 62
    SECTION 14.13   Counterparts; Date Hereof;
         Effectiveness. . . . . . . . . . . . . . . . . . 62
    SECTION 14.14   Entire Agreement. . . . . . . . . . . 63
    SECTION 14.15   Expenses. . . . . . . . . . . . . . . 63
    SECTION 14.16   Survival of Representations
         and Warranties . . . . . . . . . . . . . . . . . 63
    SECTION 14.17   Indemnification . . . . . . . . . . . 63
    SECTION 14.18   Third Party Beneficiary . . . . . . . 64

                          SCHEDULES


         Schedule 3.3    -    Subsidiaries

         Schedule 3.6    -    Permits

         Schedule 3.7    -    Contracts and Loans to Individuals

         Schedule 3.12   -    Proceedings

         Schedule 3.13   -    Consents

         Schedule 3.14   -    Insurance

         Schedule 3.15   -    Customers

         Schedule 3.16   -    Real Estate

         Schedule 3.17   -    Financial Statements

         Schedule 4.6    -    Authorizations

         Schedule 6.5    -    Individuals

                          EXHIBITS


         Exhibit A  -    Form of Escrow Agreement

         Exhibit B  -    Form of Ongoing Lawsuit Release
                         and Indemnification Agreement

         Exhibit C  -    Form of Assignment of Excluded
                         Assets

         Exhibit D  -    Form of Release and Cancellation
                         of Inter-Company Obligations
                         Agreement

         Exhibit E  -    Letter from City of Pembroke Pines

         Exhibit F  -    Form of Restated Central Contract

         Exhibit G  -    Secretary's Certificate of Seller

         Exhibit H  -    Secretary's Certificate of U S WEST

         Exhibit I  -    Secretary's Certificate of Purchaser

         Exhibit J  -    Form of Investor Letter

         This PURCHASE AGREEMENT (the "AGREEMENT"), dated as of June 1, 1995, is by and among Green Isle Environmental
Services, Inc., a Minnesota corporation ("SELLER"), Waste
Management Inc. of Florida, a Florida corporation ("PURCHASER"), and U S WEST Financial Services, Inc., a Colorado corporation
("U S WEST").


                    W I T N E S S E T H:

          WHEREAS, Seller owns 1,000 shares of $1.00 par value common stock of Reuter Recycling of Florida, Inc., a Florida corporation (the "CORPORATION") which constitutes all the issued and outstanding stock of the Corporation;

          WHEREAS, the Corporation is in the business of operating a compost, recycling and transfer station in Pembroke Pines, Florida (the "BUSINESS");

          WHEREAS, the Corporation is indebted to U S WEST under the Bonds (as hereinafter defined) and certain other indebtedness secured by the Existing Mortgage (as hereinafter defined) (collectively, the "INDEBTEDNESS"); and

          WHEREAS, subject to the terms and conditions set forth herein, Purchaser or its designee desires to purchase the Common Stock (as hereinafter defined) from Seller and the Indebtedness from U S WEST and Seller desires to sell the Common Stock, and U S WEST desires to sell the Indebtedness, to Purchaser or its designee;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto agree as follows:


                          ARTICLE 1

                         DEFINITIONS

         SECTION 1.1     DEFINITIONS.  In addition to the
terms defined elsewhere herein, when used in this Agreement, the following terms have the meanings indicated:

         "AAA" means the American Arbitration Association.

         "ACCOUNTS RECEIVABLE" has the meaning specified in the definition of Adjustment Amount.

         "ADJUSTMENT AMOUNT" means an amount equal to the difference between: (1) the balance of all cash and cash equivalents (including, without limitation, cash and cash equivalents that are pledged or that otherwise collateralize letter of credit obligations) and all of the accounts receivable of the Corporation on the Closing Date (such cash, cash equivalents and accounts are hereinafter collectively referred to as the "ACCOUNTS RECEIVABLE"); and
(2) the sum of: (a) trade payables of the Corporation on the Closing Date (excluding (i) any payments and/or obligations due from the Corporation to Seller including, without limitation, payments and/or obligations due under the Management Agreement and (ii) any Ad Valorem Taxes), (b) any and all amounts due to Chambers in respect of transportation and disposal obligations to Chambers under the Chambers Contract on the Closing Date plus (c) any host fees which are due from the Corporation to the City of Pembroke Pines, Florida on the Closing Date (collectively, the "PAYABLES"). The foregoing determinations shall be made in accordance with generally accepted accounting principles consistently applied.

         "AD VALOREM TAXES" means all Florida ad valorem
Taxes (including real and personal property Taxes) and any interest or penalty incurred in respect thereof in respect of the Facilities that are incurred during the period from January 1, 1993 through the Closing Date.

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person including, without limitation, past and/or current officers, directors and employees of the specified Person; and in addition, with respect to Seller, the term "Affiliate" includes, without limitation, the Corporation and past and/or current officers, directors and individuals working at the Corporation.

         "AGREEMENT" has the meaning specified in the first paragraph of this Agreement.

         "ASSIGNMENT OF EXCLUDED ASSETS" means that certain assignment agreement in respect of the Excluded Assets, dated as of the Closing Date, by and between the Corporation and U S WEST, the form of which is attached hereto as EXHIBIT C.

         "BONDS" means approximately $25 million City of Pembroke Pines, Florida Adjustable Tender Solid Waste
Industrial Development Revenue Bonds, Series 1993 (Reuter
Recycling of Florida, Inc. Project) and any and all documents or instruments related thereto.

         "BUSINESS" has the meaning specified in the recitals of this Agreement.

         "BUSINESS DAY" means a day other than a Saturday, Sunday, or other day on which commercial banks in Florida are authorized or required by law to close.

         "CENTRAL CONTRACT" means that certain agreement, dated as of December 16, 1991, by and between Central
Sanitary Landfill and Recycling Center, a division of Purchaser, and the Corporation.

         "CHAMBERS" means Chambers Waste Systems of
Florida, Inc.

         "CHAMBERS CONTRACT" means the Transfer Station
Agreement, dated June 30, 1993, between the Corporation and
Chambers.

         "CLOSING" has the meaning specified in Section 2.3 of this Agreement.

         "CLOSING DATE" has the meaning specified in
Section 2.3 of this Agreement.

         "CLOSING DATE ADJUSTMENT STATEMENT" has the meaning specified in Section 2.2(b) of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

         "COMMISSION" means the Securities and Exchange
Commission.

         "COMMON STOCK" means 1,000 shares of $1.00 par value common stock of the Corporation.

         "CONSENT" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take specified action or actions, in a specified manner and/or to achieve a specific result.

         "CONTRACT" means any written or oral contract, agreement, order or commitment of any nature whatsoever, including, without limitation, any sales order, purchase order, lease, sublease, license agreement, sublicense agreement, loan agreement, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, buy-sell agreement, option, warrant, subscription, call or put.

         "CORPORATION" has the meaning specified in the recitals of this Agreement.

         "CORPORATION BALANCE SHEET" has the meaning specified in Section 3.17 of this Agreement.

         "CORPORATION INCOME STATEMENT" has the meaning specified in Section 3.17 of this Agreement.

         "CORPORATION INFORMATION" has the meaning specified in Section 14.1(a) of this Agreement.

         "DUE DILIGENCE EXPIRATION DATE" has the meaning specified in Section 13.1 of this Agreement.

         "EARNEST MONEY" has the meaning specified in
Section 2.1(a) of this Agreement.

         "EMPLOYMENT CONTRACT" means that certain employment agreement, dated as of October 1994, between the Corporation and Total Employee Leasing Services, L.P.

         "ENCUMBRANCE" means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

         "ERISA" has the meaning specified in Section 3.9 of this Agreement.

         "ESCROW AGENT" means the Escrow Agent named in the Escrow Agreement.

         "ESCROW AGREEMENT" means that certain escrow agreement, dated as of the date hereof, by and among Purchaser, Seller, U S WEST and the Escrow Agent, the form of which is attached hereto as EXHIBIT A.

         "ESTIMATED ADJUSTMENT AMOUNT" has the meaning specified in Section 2.2(a) of this Agreement.

         "EXCLUDED ASSETS" means a chose in action which the Corporation has against Buhler, Inc., and which will be assigned to U S WEST at or prior to Closing.

         "EXCLUDED EVENTS" has the meaning specified in the definition of Material Adverse Effect.

         "EXISTING MORTGAGE" means that certain Mortgage and Security Agreement, dated as of March 1, 1990, between the Corporation as mortgagor and U S WEST as mortgagee, recorded in Official Records Books 17236, on page 507 of the Public Records of Broward County, Florida and a related receipt for future advances under mortgage providing for future advances, dated as of November 25, 1992, between the Corporation and U S WEST, recorded in Official Records Book 2127, page 550 of the Public Records of Broward County, Florida, the indebtedness secured thereby, and any and all documents and instruments related thereto.

         "FACILITIES" has the meaning specified in Section
14.1(b) of this Agreement.

         "FOUR CITIES" means the cities in the State of Florida known as Pompano Beach, Pembroke Pines, Hallandale and Dania.

         "FOUR CITIES CONTRACT" means that certain Waste
Disposal Agreement, dated February 15, 1988, between the
Corporation and the Four Cities, as amended by Consent and Agreement, dated February 1, 1990, among the Corporation,
Four Cities and U S WEST.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

         "INCOME TAX" has the meaning specified in Section
9.1 of this Agreement.

         "INDEBTEDNESS" means the Bonds and the Existing
Mortgage.

         "INVESTIGATIONS" has the meaning specified in
Section 14.1(b) of this Agreement.

         "JUDGMENT" means any order, writ, injunction, fine, citation, award, decree or any other judgment of any nature whatsoever of any foreign, federal, state or local court, any governmental, administrative or regulatory authority, or any arbitration tribunal.

         "KNOWLEDGE" means the actual knowledge of a Responsible Officer of the applicable Person.

         "LAW" means any provision of any law, statute, ordinance, constitution, charter, treaty, rule or regulation of any foreign, federal, state or local governmental, administrative or regulatory authority.

         "MANAGEMENT AGREEMENT" means that certain
Management Agreement, dated November 1, 1992, between Seller and the Corporation.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on or material adverse change in (a) the liabilities or financial condition of the Corporation; or (b) the ability of the Corporation to perform its obligations under this Agreement; PROVIDED, HOWEVER, that a Material Adverse Effect shall not include or arise as a result of (i) a write down of the carrying value or market value of the assets of the Corporation or the Corporation's assignment of the Excluded Assets to U S WEST, (ii) the Facilities' not being operational as a composting or a recycling facility, (iii) any change in the condition or impairment of any of the assets of the Corporation that constitute property, plant, fixtures, equipment or inventory, or (iv) any action or claim that is threatened, asserted, initiated or prosecuted by or on behalf of any Governmental Authority (collectively, (i), (ii, (iii) and (iv) are hereinafter referred to as "EXCLUDED EVENTS"). For purposes of this Agreement and notwithstanding anything to the contrary contained in this Agreement, no Excluded Event or occurrence or omission which with the passage of time could become an Excluded Event shall be deemed to be a Material Adverse Effect and no other event, change or breach will be deemed material unless it involves, individually or in the aggregate with other events or changes (other than events and changes arising from or in connection with Excluded Events), an amount in excess of $1,000,000. Further, and notwithstanding anything to the contrary contained in this Agreement, the threat, assertion, initiation or prosecution of any action or claim by Chambers, with respect to the Chambers Contract, shall not be deemed to be a Material Adverse Effect unless Chambers obtains an injunction that prevents the Closing and the threat, assertion, initiation or prosecution of any action or claim by the Four Cities against the Corporation or Purchaser shall not be deemed to be a Material Adverse Effect unless the Four Cities obtain an injunction that prevents the Closing.

         "ONGOING LAWSUIT" means Purchaser's lawsuit pending against the Corporation and U S WEST captioned WASTE
MANAGEMENT INC. OF FLORIDA V. REUTER RECYCLING OF FLORIDA,
INC. AND U S WEST FINANCIAL SERVICES, INC., Case No.
93-22318(12), filed in the Circuit Court of Broward County,
Florida.

         "ONGOING LAWSUIT CONTINUATION EVENTS" has the meaning specified in Section 6.3 of this Agreement.

         "ONGOING LAWSUIT RELEASE AND INDEMNIFICATION
AGREEMENT" means a release and indemnification agreement substantially in the form attached hereto as EXHIBIT B, pursuant to which Purchaser (a) dismisses the Ongoing
Lawsuit with prejudice and (b) releases all claims with respect to the Ongoing Lawsuit.

         "PAYABLES" has the meaning specified in the definition of Adjustment Amount.

         "PERMIT" means the permits listed on SCHEDULE 3.6.

         "PERSON" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, limited liability company, limited liability partnership, association, firm, company, trust, bank, trust company, land trust, business trust, Governmental Authority or other organization, whether or not a legal entity.

         "POST-CLOSING TAX PERIOD" has the meaning specified in Section 9.1 of this Agreement.

         "PRE-CLOSING TAX PERIOD" has the meaning specified in Section 9.1 of this Agreement.

         "PROCEEDING" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing notice or any other proceeding of any nature whatsoever.

         "PURCHASE PRICE" has the meaning specified in
Section 2.2 of this Agreement.

         "PURCHASER" has the meaning specified in the first paragraph of this Agreement, its nominees or assigns.

         "PURCHASER'S TERMINATION NOTICE" has the meaning specified in Section 13.1 of this Agreement.

         "RELATED DOCUMENTS" means (i) the Ongoing Lawsuit
Release and Indemnification Agreement, (ii) the Escrow
Agreement and (iii) the Release and Cancellation of Inter-
Company Obligations.

         "RELATED PARTIES" means, as to any Person, the past and current officers, directors, shareholders, employees, agents, servants and Affiliates of the specified
Person.

         "RELEASE AND CANCELLATION OF INTER-COMPANY
OBLIGATIONS" means that certain release and cancellation agreement, dated as of the Closing Date, by and between Seller and the Corporation, the form of which is attached hereto as EXHIBIT D.

         "RESPONSIBLE OFFICER" means the chief executive officer, the president or any vice president or general partner of the applicable Person (including, with respect to the Corporation, and solely in his capacity as President of the Corporation, James W. Taylor and solely in his capacity as Vice President of the Corporation, David V. Pendleton).

         "RESTATED CENTRAL CONTRACT" has the meaning specified in Section 6.4 of this Agreement.

         "RESTRICTION" has the meaning specified in Section
12.2 of this Agreement.

         "RETURN" has the meaning specified in Section 9.1 of this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.

         "SELLER" has the meaning specified in the first paragraph of this Agreement.

         "SETTLEMENT AGREEMENTS" has the meaning specified in Section 9.2(b) of this Agreement.

         "SUBSIDIARY" means, as to any Person, (i) any corporation or other entity a majority of the capital stock of which having ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) is at the time owned, directly or indirectly, through one or more Subsidiaries, by such Person or (ii) a partnership in which such Person or a Subsidiary of such Person is a general partner.

         "SUPPLEMENTAL CLOSING" has the meaning specified in Section 2.2(b) of this Agreement.

         "SURVIVING OBLIGATIONS" means the obligations that are set forth in Article 1, Sections 6.3 (to the extent set forth therein) and 6.4, Article 11, Article 13, Sections 14.1(b), 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.10, 14.11,
14.12, 14.13, 14.14, and 14.15 of this Agreement, and the Restated Central Contract, which survive termination of this Agreement.

         "TAX" or "TAXES" has the meaning specified in
Section 9.1, and with respect to a particular tax, includes the tax together with all governmental fees, assessments, charges, interest, penalties, fines and additions thereto.

         "TAX ASSET" has the meaning specified in Section
9.1 of this Agreement.

         "TAXING AUTHORITY" has the meaning specified in
Section 9.1 of this Agreement.

         "TAX INDEMNITY PAYMENT" means any indemnification payment or payment of Ad Valorem Taxes paid by U S WEST pursuant to Section 9.4 of this Agreement.

         "TAX LITIGATION" means the Ad Valorem Tax challenges being conducted by the Corporation with respect to Ad Valorem Taxes.

         "TRANSFER TAXES" has the meaning specified in
Section 2.3(b) of this Agreement.

         "U S WEST" has the meaning specified in the first paragraph of this Agreement.

         SECTION 1.2 ACKNOWLEDGEMENT. The parties to this Agreement hereby acknowledge that: (i) indications of interest to purchase the Common Stock and the Bonds have been received from a number of third parties, (ii) if no Cancellation Notice is received by the Cancellation Date, on the Cancellation Date, Seller will cease actively pursuing any such negotiations with third parties until the earlier of the Closing or a termination of this Agreement and (iii) concurrently with the Closing, U S WEST shall release Seller and its Related Parties and the Corporation from any liability to U S WEST arising from the Indebtedness and the Business.

                          ARTICLE 2

              PURCHASE AND SALE OF COMMON STOCK

         SECTION 2.1     PURCHASE AND SALE.  At Closing,
subject to the terms and conditions set forth in this Agreement, Seller agrees to sell the Common Stock to Purchaser or its designee, and simultaneous therewith, U S
WEST agrees to convey the Indebtedness to Purchaser or its designee, and Purchaser or its designee agrees to pay the Purchase Price to U S WEST. U S WEST and Seller agree that payment of the Purchase Price to U S WEST as Seller's designee constitutes valid consideration to both Seller and U S WEST under this Agreement. The Purchase Price shall be payable as follows:

         (a) Upon execution of this Agreement by all parties hereto, delivery to the Escrow Agent of a deposit of the sum of $2,000,000 in immediately available funds (the "EARNEST MONEY") to be held in an interest-bearing trust account until applied to the Purchase Price at the Closing or until distributed in whole or in part to Purchaser or U S WEST in accordance with Section 13.4 of this Agreement and the Escrow Agreement; and

         (b) At the Closing, delivery to U S WEST of the balance of the Purchase Price.

         SECTION 2.2     PURCHASE CONSIDERATION.

         (a) The "PURCHASE PRICE" shall be (i) the sum of Eighteen Million Two Hundred Fifty Thousand Dollars ($18,250,000) plus an amount equal to the dollar amount of the Adjustment Amount (if the Accounts Receivable exceed the Payables) or less an amount equal to the Adjustment Amount (if the Payables exceed the Accounts Receivable) and (ii) Purchaser's assignment of any property interest of any nature it may have (whether vested, contingent, residual or reversionary) to the Excluded Assets in accordance with the terms of the Assignment of Excluded Assets, a form of which is attached hereto as EXHIBIT C. The parties hereto agree that at Closing they shall use their best efforts to agree upon a good faith estimate of the Adjustment Amount (the "ESTIMATED ADJUSTMENT AMOUNT") and that at Closing, the Purchase Price shall be adjusted by the Estimated Adjustment Amount as provided in the foregoing sentence, subject, however, to final adjustment as provided in subsection 2.2(b) below.

         (b) The Purchase Price shall be further adjusted in the manner provided in this Section 2.2(b).

               (i)  Within 30 days after the Closing Date,
Seller shall cause a consolidated statement of the Adjustment Amount (the "CLOSING DATE ADJUSTMENT STATEMENT") prepared in accordance with generally accepted accounting principles and certified to be true and correct in all material respects by Coopers & Lybrand to be delivered to Purchaser and U S WEST. During such period from the Closing Date until the date of delivery of the Closing Date Adjustment Statement, Purchaser shall give Seller, U S WEST and their representatives and agents such assistance and access to the books and records of the Corporation as Seller or U S WEST shall request in order to provide for the preparation of the Closing Date Adjustment Statement. The fees and expenses of Seller and U S WEST in connection with the preparation of the Closing Date Adjustment Statement shall be paid by Purchaser.

                  (ii)   Purchaser shall have a period of
ten days after delivery of the Closing Date Adjustment Statement to present in writing to Seller and U S WEST any objections Purchaser may have to any of the matters set forth therein, which objections shall be specified in reasonable detail. If no objections are raised within such ten-day period, the Closing Date Adjustment Statement shall be deemed approved and accepted by Purchaser and a supplemental closing (the "SUPPLEMENTAL CLOSING") shall take place five Business Days following the expiration of such ten-day period, or on such other date as may be mutually agreed upon in writing by Seller, U S WEST and Purchaser.
At the Supplemental Closing, Purchaser shall pay to U S WEST, as the designee of Seller, or U S WEST, as the designee of Seller, shall pay to Purchaser, as the case may be, such amount as is necessary to adjust the Purchase Price based on the Closing Date Adjustment Statement. If Purchaser, Seller or U S WEST raises any objections within the ten-day period, Purchaser, Seller and U S WEST shall attempt to resolve the matter or matters in dispute and, if resolved, the Supplemental Closing shall take place five Business Days following such resolution. If such dispute cannot be resolved within 30 days after the delivery of the Closing Date Adjustment Statement, then the specific matters in dispute shall be submitted to arbitration in accordance with Section 14.8 of this Agreement. In that event, the Supplemental Closing shall take place five Business Days after the receipt by Seller, U S WEST and Purchaser of a written determination of the dispute by the arbitrators pursuant to Section 14.8 of this Agreement.

         SECTION 2.3     THE CLOSING.

         (a)   The closing (the "CLOSING") of the
transactions provided for in this Agreement will take place at 10:00 a.m. (New York City Time) as soon as practicable following (i) the Due Diligence Expiration Date; (ii) the receipt of all requisite regulatory approvals; and (iii) the satisfaction or waiver of the conditions precedent set forth in Article 10 of this Agreement, but in any event no later than the date that is 150 days after the date hereof; provided that if such day is not a Business Day, the Closing shall take place no later than the next Business Day thereafter, or such earlier date as the parties hereto may agree upon, at the offices of Weil, Gotshal & Manges, 701 Brickell Avenue, Suite 2100, Miami, Florida or at such other place and time as the parties may agree to in writing. The date and time of Closing is referred to herein as the "CLOSING DATE."

         (b) All transfer, documentary, stamp (including Florida documentary stamp Taxes) and registration Taxes (including any penalties and interest) (collectively, "TRANSFER TAXES") incurred pursuant to the closing of the sale and transfer of the Common Stock under this Agreement shall be borne and paid by Purchaser, and Seller will file all necessary Transfer Tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Transfer Tax returns and other documentation.


                          ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, to its Knowledge, after reasonable inquiry, (i) as of the date hereof and (ii) on the Closing Date, which representations and warranties shall survive in accordance with Section 14.16 of this Agreement, as follows:

         SECTION 3.1     ORGANIZATION, STANDING, ETC.  The
Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Corporation has all requisite corporate power and authority to own and operate its properties and to carry on its Business as presently conducted and is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the nature of the properties owned or leased by it or the Business transacted by it requires it to be so qualified, except those jurisdictions, if any, in which the failure to so qualify would not have a Material Adverse Effect. The
Corporation has not and does not engage in any material business line other than the operation of the compost, recycling and transfer station in Pembroke Pines, Florida.

         SECTION 3.2 OWNERSHIP. The authorized capital stock of the Corporation consists of ten thousand (10,000) shares of $1.00 par value common stock, One Thousand (1,000) shares of which are issued and outstanding. All the issued and outstanding Common Stock of the Corporation is duly authorized, validly issued, fully paid and nonassessable, and, except with respect to the transfer of shares contemplated hereby, all Taxes related to the issuance or transfer of such shares have been timely paid. No person other than Seller owns or has any legal or beneficial interest in the Common Stock, except for a conditional, non-vested beneficial interest to the extent that the Common Stock is pledged to U S WEST as security for the Indebtedness. At the Closing, the Common Stock shall constitute one hundred percent (100%) of the issued and outstanding capital stock of the Corporation and, upon the payment of the Purchase Price in immediately available funds to U S WEST, legal and beneficial ownership of the Common Stock shall be transferred to and vested in Purchaser free and clear of all Encumbrances. There are no Contracts (including, but not limited to, any option, warrant, call or commitment) to which Seller or the Corporation is a party or by which either of them may be bound which relate to the issuance, sale, redemption, pledge or other disposition of any capital stock of the Corporation or any other securities of the Corporation.

         SECTION 3.3     SUBSIDIARIES.  Except as disclosed
on SCHEDULE 3.3 with respect to Subsidiaries and SCHEDULE
3.7 with respect to loans, the Corporation has no Subsidiaries and does not own any material percentage of equity securities of any Person or have any material investment in, loans or advances to, or other interest in, directly or indirectly, any Person.

         SECTION 3.4     AUTHORITY AND APPROVAL OF AGREEMENT.

         (a) The execution and delivery of this Agreement and any other documents, instruments and agreements executed by or on behalf of Seller in connection herewith and the performance of Seller's obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action on the part of Seller pursuant to applicable Law (other than under the

HSR Act). Seller has the power and authority to execute and deliver this Agreement and any other documents, instruments and agreements executed in connection herewith and to perform all its obligations hereunder and thereunder (other than under the HSR Act).

         (b)   This Agreement and each of the other
documents, instruments and agreements executed by Seller in
connection herewith constitute valid and legally binding
agreements of Seller, enforceable against it in accordance
with their respective terms, except to the extent that
enforceability thereof may be limited by: (i) applicable
bankruptcy, insolvency, reorganization, moratorium or
similar laws of general application affecting the
enforcement of the rights and remedies of creditors; and
(ii) general principles of equity.

         SECTION 3.5     NO VIOLATIONS.  Except with
respect to the Four Cities Contract and the Chambers Contract as to which no representations or warranties, either express or implied, are made at any time, neither the execution, delivery or performance of this Agreement or any other documents, instruments or agreements executed by Seller in connection herewith, nor the consummation of the transactions contemplated hereby and thereby:
(i) constitutes a violation of or default under (either immediately, upon notice or after lapse of time) the Articles of Incorporation or Bylaws of Seller, or to the best of Seller's Knowledge, a material violation of or default under any mortgage, indenture, agreement, Contract, commitment, lease, plan, Permit or other instrument, document or agreement, oral or written, to which Seller or the Corporation is a party or by which the Corporation may be bound, or to the best of Seller's Knowledge gives any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Corporation thereunder in any material respect, or any material Judgment or any material Law applicable to Seller; or (ii) will result in the creation or imposition of any material Encumbrance upon, or give to any third person any interest in or right to the Common Stock or any material interest in or right to any of the assets of the Corporation (other than under or in connection with the HSR Act). The Corporation is in material compliance with all applicable Laws.

         SECTION 3.6     PERMITS.  SCHEDULE 3.6 hereto
lists all material Permits held by the Corporation. Except as specified in SCHEDULE 3.6, all such Permits are in effect. To the best of Seller's Knowledge, the Corporation has not received any notice of any claim of default or any other notice with respect to any such Permit except as disclosed on SCHEDULE 3.6.

         SECTION 3.7     CONTRACTS AND LOANS TO
INDIVIDUALS. Except with respect to certain loans to individuals disclosed on SCHEDULE 3.7, to the best of Seller's Knowledge, attached as SCHEDULE 3.7 hereto is a correct and complete listing of all written Contracts or other written agreements that the Corporation is a party to that are material to the operation of the Facilities in the manner presently operated by the Corporation. To the best of Seller's Knowledge, except for the Contracts or other written agreements listed on SCHEDULE 3.7, the Corporation is not a party to any material written or oral contract. To the best of Seller's Knowledge, each Contract listed on
SCHEDULE 3.7 hereto is enforceable against it except to the extent that enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

         SECTION 3.8 INDEBTEDNESS. To the best of Seller's Knowledge, the Indebtedness and any and all documents related thereto to which the Corporation is a party constitute valid and legally binding agreements of the Corporation enforceable against the Corporation in accordance with their respective terms except to the extent that enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and (ii) equitable principles.

         SECTION 3.9     EMPLOYEES.  To the best of
Seller's Knowledge, all persons working for the Corporation are employed under the Employment Contract. Seller covenants and agrees that it shall not terminate the Employment Contract prior to the Closing Date. No persons who are employed under the Employment Contract participate in any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") of the Corporation, nor in any other retirement, profit-sharing, deferred compensation, bonus, stock option, stock purchase or employee benefit plan or arrangement of the Corporation. The Corporation is not a member of a controlled group of corporations of which any member has terminated, or will terminate before the Closing Date, any plan subject to Title IV of ERISA. The Corporation does not contribute to any "multi-employer plan," as defined in section 414(f) of the Code or section 3(37) of ERISA, and has not made a complete or partial withdrawal from any multi-employer plan so as to incur withdrawal liability under section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 or ERISA).

         SECTION 3.10 TAX RETURNS. The Corporation has filed with the appropriate Taxing Authority all material Returns required by applicable Law to be filed by it, and all such Returns have been accurately prepared and properly completed in all material respects. All material Taxes, including, without limitation, those which are called for by the Returns, have been accrued or paid.

         SECTION 3.11 TAXES. Except for the assessment challenge that is pending which relates to Ad Valorem Taxes, no claim for any Tax due from or assessed against the Corporation is being contested by the Corporation. None of the Corporation's Returns is currently being audited by a Tax Authority, and except with respect to Ad Valorem Taxes, the Corporation has not received any notice of deficiency or other adjustment from a Taxing Authority that is unsatisfied. To the best of Seller's Knowledge, the Corporation has not received written notice of any pending Tax examinations or Tax claims, including, but not limited to, withholding claims asserted against the Corporation or any of its assets or properties, there are no material Tax liens on any of the assets or properties of the Corporation, there are no material agreements, waivers or other arrangements providing an extension of time with respect to the assessment of any Tax against the Corporation, nor are there any Tax proceedings now pending or, to the best of Seller's Knowledge, threatened against the Corporation. To the best of Seller's Knowledge, there is no basis for any additional assessment of any material Taxes.

         SECTION 3.12    PROCEEDINGS.  The Corporation is
not a party to any Proceeding, except as set forth in
SCHEDULE 3.12. The Corporation is not contemplating the institution of any Proceeding. Neither Seller nor the Corporation is a party to or subject to any provisions or Judgment which materially and adversely affects the Common
Stock, the Business operations of the Corporation as presently conducted, or the assets or properties of the Corporation.

         SECTION 3.13 CONSENTS. Except (i) as set forth on SCHEDULE 3.13 hereto and (ii) with respect to the Four Cities Contract and the Chambers Contract, as to which no representation is made, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not require any Consent that has not been received (other than under the HSR Act).

         SECTION 3.14    INSURANCE.  Attached as SCHEDULE
3.14 hereto is a list of all policies of insurance in effect on the date of execution of this Agreement that are owned or carried by the Corporation and insurance agents and/or brokers providing such insurance coverage and of all performance bonds and letters of credit that are in effect on the date of execution of this Agreement securing any obligations of the Corporation maintained by the Corporation in the conduct of its Business.

         SECTION 3.15    CUSTOMERS.  To the best of
Seller's Knowledge, attached as SCHEDULE 3.15 is a list which states, as to the Corporation, the name and address of each customer it serves which provides more than 1% of its revenues (either directly or indirectly). To the best of Seller's Knowledge, such SCHEDULE 3.15 is complete and correct.

         SECTION 3.16 REAL PROPERTY OWNED OR LEASED. To the best of Seller's Knowledge, SCHEDULE 3.16 hereto is an accurate, current and complete list and description of all real property owned by the Corporation and each lease or sublease of real property to which the Corporation is a party or by which the Corporation may be bound. To the best of Seller's Knowledge, none of the real properties owned or used by the Corporation, nor the occupancy, maintenance or operation thereof is in material violation of any restrictive covenant, Contract or Law. No written notice from any lessor, sublessor or governmental agency has been served upon the Corporation or upon any such real property claiming any violation of any Law or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with any such real property.

         SECTION 3.17 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3.17 are the balance sheets of the Corporation dated November 30, 1994 (the "CORPORATION BALANCE SHEET"), the statement of income, profit and loss of the Corporation for the year ended November 30, 1994 (the "CORPORATION INCOME STATEMENT"), together with the related notes and schedules attached thereto, all of which, to the best of Seller's Knowledge and except as described in
SCHEDULE 3.17:

         (a) have been prepared in accordance with the books of account and records of the Corporation;

         (b)   fairly present and are materially true,
correct and complete statements of the Corporation's financial condition and the results of its operations as at and for the period therein specified;

         (c)   have been prepared in accordance with
generally accepted accounting principles consistently applied; and

         (d) do not include or omit to state any fact which renders such financial statements materially misleading; and all of which have been certified by the General Manager and Vice President of the Corporation to the effect set forth in the foregoing clauses (a) through (d).

         SECTION 3.18 BOOKS AND RECORDS. The books and records pertaining to the Corporation delivered or made available to Purchaser and its Affiliates for review are, to the best of Seller's Knowledge, true, complete and correct in all material respects.

         SECTION 3.19    BROKERAGE FEES.  There is no
Person acting on behalf of Seller who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.20 NOTICE OF DEFAULT. Except for the letter from the City of Pembroke Pines, a copy of which is attached hereto as EXHIBIT E, Seller has no Knowledge that a written notice of default has been received by the Corporation under either the Chambers Contract or the Four Cities Contract. Seller will use its best efforts to cause the Corporation to notify Purchaser if, to Seller's Knowledge, the Corporation receives any written notice of default under the Chambers Contract or the Four Cities Contract prior to the Closing Date.


                          ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller and US WEST (i) as of the date hereof and (ii) on the Closing
Date as follows:

               SECTION 4.1 ORGANIZATION, STANDING, ETC.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.


         SECTION 4.2     AUTHORITY AND APPROVAL OF
AGREEMENT.

               (a)  The execution and delivery of this
Agreement and any other documents, instruments and agreements executed by Purchaser in connection herewith and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action on the part of such party pursuant to applicable Law (other than under the HSR Act or any substantially equivalent provision of Florida law). Purchaser has the power and authority to execute and deliver this Agreement and any other documents, instruments and agreements executed in connection herewith and to perform all its obligations hereunder and thereunder (other than under the HSR Act or any substantially equivalent provision of Florida law).

         (b)   This Agreement and each of the other
documents, instruments and agreements executed by Purchaser in connection herewith constitute the valid and legally binding agreements of Purchaser, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and
(ii) general principles of equity.

         SECTION 4.3     INVESTMENT.

               (a)  Purchaser understands that neither the
Common Stock, nor the Indebtedness have been registered under the Securities Act and may not be sold except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements. The Common Stock and the Indebtedness to be acquired by Purchaser pursuant to this Agreement are being acquired for Purchaser's own account and without a view to the distribution or resale of such Common Stock or Indebtedness.

               (b)  Purchaser has such experience in
financial matters as to be capable of evaluating the risks and merits of investment in the Common Stock and the Indebtedness, and Purchaser can afford the loss of its entire investment in the Common Stock and the Indebtedness.
Purchaser acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Common Stock and the Indebtedness.

         (c) Purchaser is an "accredited investor" as defined under Regulation D under the Securities Act.

         SECTION 4.4     BROKER'S COMMISSION.  There is no
Person acting on behalf of Purchaser who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 4.5 PRIVATE PLACEMENT. Purchaser covenants to and agrees with Seller and U S WEST that (i) the offering and sale of the Common Stock and the Indebtedness is intended to be exempt from registration under the Securities Act, (ii) there is no existing public or other market for the Common Stock or the Indebtedness and
(iii) there can be no assurance that Purchaser will be able to sell or dispose of any of the Common Stock or the Indebtedness.

         SECTION 4.6 AUTHORIZATIONS. The execution and delivery of this Agreement and the purchase of the Common Stock and the Indebtedness by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby will not, require Purchaser to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority or any other Person, except pursuant to the requirements of the HSR Act or any substantially equivalent provision of Florida law and except as set forth on SCHEDULE 4.6 to this Agreement.


                          ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF U S WEST

         U S WEST represents and warrants to Purchaser (i) as of the date hereof and (ii) on the Closing Date, as follows:

         SECTION 5.1     ORGANIZATION, STANDING, ETC.  U S
WEST is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

         SECTION 5.2     AUTHORITY AND APPROVAL OF
AGREEMENT.

               (a)  The execution and delivery of this
Agreement and any other documents, instruments and agreements executed by U S WEST in connection herewith and the performance of its obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of such party pursuant to applicable Law.

         (b)   This Agreement and each of the other
documents, instruments and agreements executed by U S WEST in connection herewith constitute the valid and legally binding agreements of U S WEST, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and
(ii) general principles of equity.

         SECTION 5.3 BROKER'S COMMISSION. There is no Person acting on behalf of U S WEST, to its Knowledge, who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby other than Bank of Tokyo. To the extent any fee or commission is payable to Bank of Tokyo in connection with this Agreement, U S WEST shall be solely responsible for paying such fee or commission.

         SECTION 5.4     BONDS.  U S WEST is the sole
holder of all of the issued and outstanding Indebtedness.
US WEST owns the Indebtedness free and clear of all Encumbrances. Consistent with Section 1.2 of this Agreement, concurrently with the Closing, U S WEST shall release Seller and its Related Parties and the Corporation from any liability to U S WEST arising from the Indebtedness and the Business.


                          ARTICLE 6

                   COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller and U S
WEST that:

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

         SECTION 6.1     ACCESS.

         (a)   Purchaser, upon receipt of reasonable
written notice from Seller, will cause the Corporation, on and after the Closing Date for a period of five (5) years after the Closing Date, to afford to Seller and its Affiliates and its agents and designees, reasonable access during regular business hours to the Corporation's business offices, properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to (i) its rights and obligations under this Agreement, (ii) the business of the Corporation for any period prior to the Closing Date, (iii) any pending or threatened litigation to which Seller expects to be made a party, or (iv) any Tax or compensation obligations of Seller. Seller shall have the right to make copies of any information relevant to the foregoing at its sole cost and expense.

         (b) Purchaser, upon receipt of reasonable notice from U S WEST, will cause the Corporation, on and after the Closing Date for a period of five (5) years after the Closing Date, to afford to U S WEST and its Affiliates and its agents and designees access during regular business hours to their business offices, properties, books, records, employees and auditors to the extent necessary to permit U S WEST to determine any matter relating to (i) its rights and obligations hereunder, (ii) the business of the Corporation for any period prior to the Closing Date, (iii) any pending or threatened litigation against or involving U S WEST or any other litigation to which U S WEST expects to be made a party, or (iv) any Tax or compensation obligations of U S WEST. U S WEST shall have the right to make copies of any non-privileged information relevant to the foregoing at its sole cost and expense.

         SECTION 6.2 CONTRACTS. (a) From and after the Closing Date, Purchaser shall cause the Corporation to pay and perform all of the Corporation's obligations that arise under or in connection with the Chambers Contract and the Four Cities Contract; and (b) Purchaser hereby agrees to indemnify and hold harmless Seller and U S WEST and each of their respective Related Parties from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including, but not limited to, reasonable attorneys' fees and expenses, including those incurred at trial or on appeal, or in other indirect or administrative proceedings) which Seller, U S WEST or any of their Related Parties may incur (or which may be claimed against Seller, U S WEST or any of their Related Parties) by reason of, under, arising out of, related to, or in connection with any breach or alleged breach or default by the Corporation or

Purchaser under the terms of either the Chambers Contract or the Four Cities Contract, including, without limitation, breaches or alleged breaches first occurring or alleged to have occurred as a result of the entering into or consummation of the transactions contemplated by this Agreement and any breaches or alleged breaches by the Corporation or Purchaser under the Four Cities Contract of any provision(s) respecting
(i) transfers and assignments thereof, (ii) any right of first refusal to acquire assets of the Corporation or (iii) any required Consents.

         SECTION 6.3     ONGOING LAWSUIT.  Concurrently
with the execution and delivery of this Agreement, Purchaser shall cause to be executed and delivered to the Escrow Agent the Ongoing Lawsuit Release and Indemnification Agreement, which the Escrow Agent shall cause to be filed with the 17th Circuit Court in Broward County, Florida, within five (5) Business Days after the Closing Date; PROVIDED, HOWEVER, that except as otherwise specified in the last sentence of this Section 6.3, the Ongoing Lawsuit shall not be dismissed if the Closing does not occur (a) pursuant to Section 10.2(g), (b) because of Seller's or U S WEST's material breach of or a material failure to satisfy one or more of the following: (i) Seller's and/or U S WEST's obligations under Section 8.1 of this Agreement; (ii) Seller's obligation to deliver the Common Stock pursuant to Section
7.2 of this Agreement; and (iii) U S WEST's obligation to deliver the Bonds and release its lien on and security interest in the Common Stock and all other collateral for the Bonds pursuant to Sections 8.4 and 8.6 of this Agreement, (c) because a Material Adverse Effect has occurred during and is continuing at the expiration of the 150-day period referred to in Section 2.3(a) of this Agreement or (d) because of a breach by Seller or U S WEST of representations, warranties and covenants which results in a Material Adverse Effect which occurs during and is continuing at the expiration of the 150-day period referred to in Section 2.3(a) of this Agreement (collectively, (a),
(b), (c) and (d), as modified by the last sentence of this
Section 6.3, are referred to in this Agreement as the "ONGOING LAWSUIT CONTINUATION EVENTS"). Notwithstanding the foregoing, (x) except as expressly provided otherwise in subsection (y) of this Section 6.3, if Seller and U S WEST are not materially in default of their obligations under this Agreement and the Closing does not occur solely because of a material default by Purchaser of any of its obligations under this Agreement, the Ongoing Lawsuit shall be dismissed with prejudice pursuant to and in accordance with the terms of the Ongoing Lawsuit Release and Indemnification
Agreement, and (y) (i) if the Closing does not occur because of an injunction or Purchaser's failure to obtain all requisite HSR Act approvals and substantially equivalent approvals under state law or (ii) in the event that an Ongoing Lawsuit Continuation Event has occurred and is continuing and Purchaser is in material default under
Section 8.1 of this Agreement, upon U S WEST's tender of $500,000 to Purchaser in accordance with the terms of the Ongoing Lawsuit Release and Indemnification Agreement, the Ongoing Lawsuit shall be dismissed with prejudice pursuant to and in accordance with the terms of the Ongoing Lawsuit Release and Indemnification Agreement.

         SECTION 6.4 CENTRAL CONTRACT. The parties to this Agreement hereby acknowledge that contemporaneously with the execution and delivery of this Agreement, Purchaser shall cause the parties to the Central Contract to execute and deliver an amended and restated Central Contract (the "RESTATED CENTRAL CONTRACT") in the form attached hereto as EXHIBIT F.

         SECTION 6.5 STAY BONUSES. Purchaser shall offer to Total Employee Leasing Services, L.P. the following stay bonus arrangements for the seven (7) individuals listed on SCHEDULE 6.5 to this Agreement: each such individual shall be offered (i) a guarantee of employment by Total Employee Leasing Services, L.P. for sixty (60) days at the Facility (provided that to remain eligible for such guarantee, the applicable individual must comply with the rules and guidelines generally applicable to employees under the Employment Contract, including, without limitation, working normal business hours of at least thirty-five (35) hours per week and providing customary services in good faith) from and after the Closing Date and (ii) two (2) weeks' severance pay if the applicable individual (i) complies with such rules and regulations and (ii) is given notice that he or she will be terminated on or before the sixtieth day.


                          ARTICLE 7

                     COVENANTS OF SELLER

         Seller covenants to and agrees with Purchaser and U S WEST that:

         SECTION 7.1     ORGANIZATIONAL DOCUMENTS.  Seller,
on the Closing Date, shall deliver to Purchaser:

         (a)   A certified copy of Certificate of
Incorporation of the Corporation with all amendments thereto issued by the Secretary of State of the

State of Florida which shall be certified by its corporate secretary as being true and correct;

         (b)   Good standing certificates from the
respective offices of the Secretary of State of the applicable states of incorporation, dated as close to the date of to Closing as is reasonably practicable, for both
Seller and the Corporation, respectively;

         (c) Copies of the Corporation's Bylaws (with all amendments thereto) certified as of the Closing Date by its corporate secretary;

         (d) Resolutions of its Board of Directors, in form and substance reasonably satisfactory to Purchaser, approving and authorizing (i) the execution, delivery and performance by Seller of this Agreement and all agreements, instruments and certificates contemplated hereby, and (ii) the other transactions contemplated hereby, certified as of the Closing Date by an appropriate corporate officer as being true and correct and in full force and effect; and

         (e) Signature and incumbency certificates of its respective officers executing this Agreement and any other certificates or instruments executed in connection herewith.

         SECTION 7.2 COMMON STOCK. At Closing, Seller shall deliver to Purchaser certificates representing the shares of Common Stock (a) duly endorsed for transfer to Purchaser or its designee without any representation or warranty, express or implied, other than good and legal title thereto or (b) with duly executed stock powers. In any event, such instruments shall transfer the same free and clear of all Encumbrances (including, but not limited to, any liens or security interests of U S WEST). At Closing, US WEST shall release and cancel the Indebtedness.

         SECTION 7.3     BOOKS.  At Closing and concurrent
with the consummation of the transactions contemplated hereby, Seller shall deliver to Purchaser the corporate books and records of the Corporation that are in its possession, the complete minute books of the Corporation containing all records with respect to meetings, proceedings, consents and actions of the shareholders and directors of the Corporation, together with the complete stock issuance and transfer books of the Corporation setting forth all issuance and transfers of stock of the Corporation, certified as true and correct by the Secretary of the Corporation.

         SECTION 7.4     RESIGNATION.  At Closing, Seller
shall deliver to Purchaser resignations from each member of the Board of Directors and each officer of the Corporation.

         SECTION 7.5     CANCELLATION.  At Closing, Seller
shall cancel the Management Agreement and any Indebtedness or liability from the Corporation to Seller, and Seller shall execute and exchange general releases with (a) the Corporation and its Affiliates and (b) U S WEST and its
Affiliates.

         SECTION 7.6     CHANGE IN INFORMATION.  At all
times until the Closing has occurred, Seller will promptly disclose to Purchaser in writing if, to the Knowledge of Seller, after reasonable inquiry, any material information contained in Seller's representations and warranties or the Schedules hereto becomes materially incomplete or is no longer materially correct on or as of the Closing Date, because of an event occurring or failing to occur after the date hereof.

         SECTION 7.7 CONDUCT OF BUSINESS. At all times until the Closing has occurred, Seller shall use reasonable commercial efforts to cause the Corporation to conduct its Business in the ordinary course consistent with past practice. Further, at all times prior to the Closing, Seller shall use reasonable commercial efforts to cause the Corporation to maintain the Corporation's relationships with customers, representatives, creditors and suppliers. Except as contemplated by Section 7.8, Seller will not cause or permit the Corporation to (a) declare or make any payments of dividends or other distributions, (b) lend, advance or pay any monies to or on behalf of Seller in connection with the transactions contemplated by this Agreement or otherwise, (c) purchase or redeem any shares of capital stock of the Corporation or evidences of indebtedness, (d) sell or otherwise dispose of any shares of capital stock of the Corporation or other securities of the Corporation or rights therein, (e) merge or consolidate with any other business, (f) change its present telephone number, (g) increase the compensation of any officer or key employee,
(h) amend its articles of incorporation or bylaws or (i) knowingly cause any of the representations and warranties made by Seller in this Agreement not to be true and correct in any material respect as of the Closing Date; provided that notwithstanding the foregoing, the Corporation shall assign and transfer the Excluded Assets to U S WEST or U S WEST's designee prior to the Closing Date. Seller shall use reasonable commercial efforts to cause all of the conditions precedent listed in Section 10.1 of this Agreement to be satisfied on or before the Closing Date.

         SECTION 7.8     WRITE-OFF OF ASSETS; SALE OF
ASSETS. Purchaser acknowledges and agrees that the Corporation will be writing down the fixed assets of the Corporation as shown on the Financial Statements as set forth on SCHEDULE 3.17 hereto to reflect a fair market value of $3,000,000 and Seller agrees to use reasonable commercial efforts to cause the Corporation to record such write down of the value of the assets of the Corporation prior to Closing. The Corporation will not sell any of its assets except in the ordinary course of business; provided that prior to Closing the Corporation shall assign the Excluded Assets to U S WEST.

         SECTION 7.9     NON-COMPETE.

         (a)   For a period of five (5) years from and
after the Closing Date, Seller shall not engage (as a stockholder, trustee, partner, financier, agent or representative of any Person) or have any interest, direct or indirect, in any business in competition with the Business of the Corporation as that Business is conducted on the Closing Date (whether or not such Business is subsequently carried on by the Corporation, by any successor or successors to such Business or by Purchaser) in any area within a 50-mile radius of the principal place of business of the Corporation and any other business facility of the Corporation; provided that this Section 7.9 shall not prevent Seller from acquiring and holding from time to time up to two percent (2%) of the outstanding shares of or equity interests in any Person engaged in such a competitive business if such shares and/or interests are available to the general public on a national securities exchange and, provided further, this Section 7.9 shall not prevent Seller from acquiring and holding from time to time debt instruments of any Person engaged in such a competitive business and provided further that nothing in this Section
7.9 shall be deemed to apply to or restrict any future employment of any persons working at the Facilities who are employed under the Employment Contract.

         (b) In the event of a breach of any covenant contained in this Section 7.9, Purchaser shall be entitled to an injunction against Seller restraining Seller from such breach in addition to any other remedies provided by law or equity.

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

         SECTION 7.10    BEST EFFORTS AFTER CLOSING.
Seller shall, at Purchaser's sole cost and expense, use its best efforts to cooperate with Purchaser after the Closing Date in the investigation and defense of any claim or action against the Corporation, Purchaser or any of its Affiliates predicated in whole or in part upon the acts or omissions of the Corporation, its directors, officers, employees or agents, prior to the Closing Date.

         SECTION 7.11    AUDITED FINANCIAL STATEMENT.
Seller shall cause the Corporation to provide to Purchaser the Corporation's financial statement, audited as of December 31, 1994, within 30 days after the date of the execution of this Agreement.


                          ARTICLE 8

         COVENANTS OF PURCHASER, U S WEST AND SELLER

         Each of Purchaser, Seller and U S WEST, severally and for itself only, covenants and agrees as follows:

         SECTION 8.1 REASONABLE COMMERCIAL EFFORTS. Except as otherwise expressly provided in this Agreement, each of Purchaser and Seller, severally and for itself only, shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Permits and Laws, including compliance with all applicable requirements of the HSR Act, to consummate the transactions contemplated by this Agreement; provided that U S WEST shall have no obligations under or with respect to the HSR Act as a result of the transactions that are contemplated by this Agreement. Except as otherwise expressly provided in this Agreement, U S WEST shall use its reasonable commercial efforts to discharge its obligations under this Agreement.

         SECTION 8.2     CERTAIN FILINGS.  Seller and
Purchaser shall use reasonable commercial efforts (i) to determine whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents, approvals or waivers are required to be obtained from any Person, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in making any such filings, furnishing information required in connection therewith and seeking in a timely manner to obtain any such Consents of any Governmental Authorities. Notwithstanding the foregoing, Purchaser shall use reasonable commercial efforts to make all filings required to be made by Purchaser under the HSR
Act no later that ten (10) Business Days after the date of execution of this Agreement.

         SECTION 8.3     EMPLOYMENT CONTRACT.  Seller
agrees with Purchaser not to terminate the Employment
Contract prior to the Closing and the Employment Contract shall be a continuing obligation of the Corporation after Closing.

         SECTION 8.4     INDEBTEDNESS.  At Closing,
Purchaser may elect in writing (at its option) that either
(i) U S WEST shall deliver to Purchaser or its designee the original instruments that evidence the Bonds and the Existing Mortgage accompanied by valid instruments of assignment from U S WEST to Purchaser or its designee, duly executed without recourse, representation or warranty, either express or implied, by U S WEST (other than that U S
WEST is transferring good title to the Indebtedness to Purchaser free and clear of all Encumbrances), or (ii) all or any portion of the Indebtedness shall be written down and, if so requested, U S WEST shall write down such Indebtedness and, at Closing, the balance of such Indebtedness shall be transferred to Purchaser, or its designee(s). At Closing, U S WEST and Seller shall cancel any other Indebtedness or liabilities of the Corporation that are then due and owing to U S WEST and Seller.

         SECTION 8.5     ONGOING LAWSUIT.

         (a) From and after the date of execution of this Agreement, each of the parties to this Agreement agrees to use its best efforts to cause the prosecution of the Ongoing Lawsuit to be suspended until after the earlier of the Closing or termination of this Agreement.

         (b) Each of the parties to this Agreement agrees that after the Closing Date, if for any reason the Ongoing
Lawsuit Release and Indemnification Agreement is ineffective to fully dismiss the Ongoing Lawsuit in respect of a Person that is not a party to or otherwise bound by this Agreement, such party shall not prosecute or pursue any cause of action or claim that is the subject of the Ongoing Lawsuit or related thereto against any other party to this Agreement except to the extent (i) required by a non-appealable court order or (ii) that an action must be taken to avoid such party's being materially prejudiced with respect to actions taken by a Person that is not a party to this Agreement. For purposes of this Section 8.5(b), the Corporation and its Affiliates are deemed to be bound hereby.

         SECTION 8.6     RELEASE.  At Closing, U S WEST
shall release its lien on and security interest in the Common Stock and all other collateral of U S WEST with respect to which U S WEST has a lien on assets of the Corporation.

         SECTION 8.7     COVENANTS.  U S WEST has performed
and complied in all material respects with U S WEST's covenants which are contained in this Agreement, which are expressly required to be performed and complied with by U S
WEST on the Closing Date.


                          ARTICLE 9

                         TAX MATTERS

         SECTION 9.1     TAX DEFINITIONS.  The following
terms, as used herein, have the following meanings:

         "INCOME TAX" means (i) federal income taxes imposed by Subtitle A of Title 26 of the United States Code;
and (ii) any state or local exaction generally referred to as "tax," provided that such tax (a) is imposed generally on all corporations organized under the laws of or doing business within such state or locality and (b) is imposed on or measured by net income, meaning thereby that deductions attributable to the realization of gross income are allowable in computing the tax base. The term Income Tax shall include any tax regardless of nomenclature, such as an income tax, franchise tax, privilege tax, net worth tax, earned surplus tax, license tax, business or occupation tax or otherwise so long as such tax is described in the preceding sentence. The term Income Tax shall not include any tax, including, without limitation, any sales, use or ad valorem real or personal property tax or capital franchise or net worth tax that is based upon the valuation of assets or the gross receipts from one or more transactions. Income
Tax includes any interest or penalty, additions to tax or additional amounts and penalties and additions to such tax thereon for failure to file a Return, imposed by any Taxing Authority and any liability of the Corporation for the payment of any amounts of the type described in this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date.

         "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the close of business on the Closing Date.

         "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "RETURN" means any return, statement, report or form required to be filed with any Taxing Authority in connection with any Tax.

         "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any and all exactions generally referred to as a "tax" including, without limitation, net income, alternative, add-on minimum tax, excise, gross receipts, ad valorem, personal property, profits, gains, property, sales, transfer, use, payroll, employment, capital, capital stock, business and occupation, severance, withholding or franchise tax, together with any interest or any penalty, addition to tax or additional amount, and penalties and additions to tax thereon for failure to file a Return, imposed by any Governmental Authority (a "TAXING AUTHORITY") responsible for the imposition or collection of any such tax (domestic or foreign) and (ii) any liability of the Corporation for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date.

         "TAX ASSET" means any net operating loss, net capital loss, charitable deduction, investment tax credit, foreign tax credit, or any other credit which could reduce
Taxes and which arises in a Pre-Closing Tax Period and is carried over unused to a Post-Closing Tax Period.

         SECTION 9.2     TAX COVENANTS AND ELECTIONS.

         (a) As the common parent of the consolidated federal income tax group which includes the Corporation, Seller shall prepare and file any Income Tax Returns relating to the Corporation for the Pre-Closing Tax Period, which Income Tax Returns shall include all income realized and deductions incurred by the Corporation in such Pre-
Closing Tax Period.  Seller may reduce
the Tax attributes of the Corporation in accordance with
Section 108(b) and 1017 of the Code to reflect an amount equal to the discharge of indebtedness income excluded under
Section 108 of the Code. Seller agrees that it will not make a
Section 108(b)(5) election in connection with such reduction.
Purchaser shall prepare and file any Income Tax Returns relating to the Corporation for the Post-Closing Tax Period, which Income
Tax Returns shall include all income realized and deductions incurred by the Corporation in such Post-Closing Tax Period, and Purchaser shall be liable for any Income Tax identified thereon or that is otherwise attributable to the Post-
Closing Tax Period. Within thirty (30) days after the filing of any Income Tax Return for the Pre-Closing Tax
Period, Seller shall prepare on a hypothetical separate
Return basis, and deliver to Purchaser, an Income Tax Return of the Corporation for the Pre-Closing Tax Period. Seller shall be responsible for and pay any Taxes due or owing in respect of such Pre-Closing Tax Period, except as otherwise expressly provided in Section 9.4 of this Agreement in respect of Ad Valorem Taxes.

         (b) Purchaser covenants that it will not and will not cause or permit the Corporation or any Affiliate of Purchaser (i) to take any action on the Closing Date other than (x) in the ordinary course of business or (y) as is otherwise permitted by the terms of this Agreement or with respect to the cancellation of Indebtedness contemplated hereby, including, but not limited to, the distribution of any dividend or the effectuation of any redemption, that could reasonably be expected to give rise to any Tax liability of Seller or any liability, cost, expense (including, without limitation, reasonable expenses or investigation and attorneys' fees and expenses), loss, damage, assessment, settlement or judgment against Seller; or (ii) except as required by Law, regulation, ruling or other administrative pronouncement and except as expressly provided in this Agreement, to make or change any tax election, amend any Return or take any tax position on any Return that in each case results in any increased Tax liability or reduction of any Tax Asset of Seller or any Affiliate of Seller in respect of any Pre-Closing Tax Period. Purchaser covenants and agrees that Seller is to have no liability for any Tax resulting from any action of the Corporation, Purchaser or any Affiliate of Purchaser on or after the Closing Date which is prohibited by the preceding sentence, and agrees to indemnify and hold harmless Seller and its Affiliates against any such Tax. Seller covenants and agrees to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 9.2(b). Purchaser may participate in and assume the defense of any such suit, action or proceeding at its own expense. If Purchaser assumes such defense,

Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Purchaser. Whether or not Seller chooses to defend or prosecute any claim, Purchaser and Seller shall cooperate in the defense or prosecution thereof. All tax settlement and tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist and to which the Corporation is a party ("SETTLEMENT AGREEMENTS") and all obligations thereunder shall terminate prior to the Closing.
After the Closing Date, the Corporation shall not be bound by such Settlement Agreements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

         SECTION 9.3 COOPERATION ON TAX MATTERS. Each of Purchaser and Seller, severally and for itself only, covenants and agrees to furnish or cause to be furnished to each other during regular business hours at the furnishing party's principal place of business, upon reasonable written request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Corporation as is reasonably necessary for the preparation and filing of any Return (including, without limitation, Seller's preparation and filing of any Income Tax Returns relating to the Corporation for the Pre-Closing Tax Period), the making of any permitted election, the preparation for any audit, responding to the requests or inquiries of any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Each of Purchaser and Seller, severally and for itself only, covenants and agrees to retain or cause to be retained all books and records pertinent to the Corporation until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by, or cause the abidance with, all record retention agreements entered into with any Taxing Authority. Purchaser or Seller, as applicable, covenants and agrees to give the other party (and U S WEST) reasonable notice prior to transferring, discharging or destroying any such books and records relating to Tax matters and, if the other so requests, the discarding party shall allow the other party to take possession of such books and records. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Corporation for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.3.

         SECTION 9.4     REAL ESTATE TAX INDEMNIFICATION.

         (a) From and after the Closing Date, U S WEST hereby agrees to indemnify Purchaser against and agrees to hold Purchaser harmless from the payment of Ad Valorem Taxes; PROVIDED, HOWEVER, U S WEST shall be entitled to any recoveries, remittances, refunds and/or rebates arising with respect to any Ad Valorem Taxes (including, without limitation, any interest or penalty) so paid, which amounts, if received by Purchaser or the Corporation, shall be deemed to be held in trust for the benefit of U S WEST and shall be paid immediately upon receipt thereof to U S WEST.
Purchaser shall, upon the request of U S WEST, appeal or protest any Ad Valorem Taxes assessed for the period from January 1, 1995 through the Closing Date which are not as of the date hereof the subject of an appeal or protest. U S WEST and Purchaser agree to jointly cooperate in any such appeal or protest for the 1995 tax year and to allocate expenses between them on a pro rata basis. Seller shall have no obligation to indemnify Purchaser pursuant to this
Section 9.4(a).

         (b) If a lien for Ad Valorem Taxes attaches to the Facilities, Purchaser may, after the delivery of a written notice to U S WEST that describes the lien (and specifies the amount thereof) that Purchaser proposes to discharge at least five (5) Business Days in advance of any such payment, discharge such lien in the event that U S WEST fails to do so and to the extent Purchaser makes such payment, U S WEST shall, upon receipt of written notice thereof (such notice to be accompanied by all documentation in respect thereof that is requested by U S WEST), reimburse Purchaser for the amount actually paid by Purchaser to discharge such lien; provided that notwithstanding the foregoing, if any such lien is being contested, Purchaser may only discharge such lien under protest and, in accordance with the terms set forth above, U S WEST shall be entitled to any recoveries, remittances, refunds and/or rebates arising with respect to any such Taxes and any penalty or interest so paid. Notwithstanding the foregoing, Purchaser shall have no obligation to discharge any such lien under protest if, based upon written advice of counsel, such discharge would materially and adversely affect Purchaser's business; PROVIDED, HOWEVER, in such event, Purchaser shall notify U S WEST of such written advice of counsel within three (3) Business Days of Purchaser's receipt of such advice and, if U S WEST, in its sole and absolute discretion, directs Purchaser to discharge such lien under protest, Purchaser shall promptly discharge such lien under protest and U S WEST shall reimburse Purchaser for Purchaser's out-of-pocket fees and expenses actually incurred in respect thereof.

         (c) Any payment by U S WEST pursuant to and in accordance with this Section 9.4 shall be made or caused to be made either (i) to the applicable Governmental Authority or (ii) no later than two (2) Business Days after receipt by U S WEST of written notice from Purchaser stating that such taxes have actually been paid by the Corporation, Purchaser, or any of their Affiliates, to the entity specified in such written notice.

         (d) The Corporation shall issue an irrevocable power of attorney or otherwise authorize professionals and counsel selected by U S WEST from time to time in U S WEST's sole and absolute discretion to represent the Corporation with respect to causes of action relating to periods prior to the Closing Date. Seller and Purchaser shall fully cooperate in the defense or prosecution thereof. If U S WEST receives written notice from Purchaser requesting Tax Indemnity Payment and U S WEST previously exercised its right to participate in the defense of the Tax Litigation pursuant to this Section 9.4, U S WEST shall pay or cause to be paid to Purchaser, subject to the terms of this Agreement and the limitations in Section 9.4(a) and (b) above, the Tax Indemnity Payment no later than two (2) Business Days after receipt by U S WEST of written notice from Purchaser identifying the amount of the Tax Indemnity Payment to be paid by Purchaser and requested by Purchaser. If U S WEST exercises such right, it shall be entitled to any recoveries, remittances, refunds and/or rebates arising therefrom.

         (e) Neither Seller nor U S WEST, as applicable, shall be liable under this Section 9.4 for any settlements or judgments effected without the Consent of U S WEST, which Consent may be withheld by U S WEST in its sole and absolute discretion, or resulting from any claim, suit, action, litigation or proceeding in which U S WEST was not permitted an opportunity to assume the defense thereof.

         SECTION 9.5     TRANSFER TAXES.  Purchaser shall
be responsible for all Transfer Tax and similar Taxes assessed or payable in connection with the transfer of the Common Stock (or deemed transfer of assets by reason of an actual or deemed election under Section 338 of the Code) and all of the other transactions contemplated pursuant to the terms of this Agreement (including, but not limited to, any and all Florida documentary stamp Taxes).

                         ARTICLE 10

               CONDITIONS PRECEDENT TO CLOSING

         SECTION 10.1    CONDITIONS PRECEDENT TO
OBLIGATIONS OF PURCHASER. The obligations of Purchaser to purchase the Common Stock and Indebtedness and consummate the transactions contemplated by this Agreement and the Related Documents (except in respect of Section 6.3 of this Agreement and the Restated Central Contract) are subject, at the Closing Date, to the satisfaction or waiver in writing by Purchaser of the following conditions during the applicable time periods:

         (a)   REPRESENTATIONS.  No breach of any
representation or warranty contained in Articles 3 and 5 of this Agreement which could reasonably be expected to have a Material Adverse Effect shall have occurred. Seller and U S WEST shall have performed and complied in all material respects with the covenants contained herein required to be performed and complied with by them prior to or on the Closing Date; PROVIDED, HOWEVER, that Seller and U S WEST shall be deemed to be in compliance with such covenants if no breach thereof shall have occurred that caused a Material Adverse Effect.

         (b)   COMPLIANCE CERTIFICATES.  Each of Seller and
U S WEST shall have delivered to Purchaser a certificate executed on behalf of Seller and U S WEST, respectively, by one of its Responsible Officers, dated the Closing Date, in the form attached hereto as EXHIBIT G and EXHIBIT H, respectively.

         (c) NO INJUNCTIONS. On the Closing Date, the sale of the Common Stock and the consummation of the transactions contemplated hereunder shall not be prohibited by any law, claim or governmental regulation or enjoined from closing by any Governmental Authority past the 150-day period provided in Section 2.3(a) of this Agreement.

         (d) NO PROHIBITION. All waiting periods under any applicable statute, rule, legislation or regulation or order of any court or any administrative agency, including, without limitation, under the HSR Act with respect to Seller and Purchaser, to restrain, prohibit or otherwise challenge the consummation of any or all of the transactions contemplated herein or otherwise affecting Purchaser's ability to consummate the transactions contemplated herein shall have expired or terminated within 150 days after the date of execution of this Agreement.

         (e) INVENTORY. Purchaser shall have received a list of the Corporation's inventory that sets forth, to the best of Seller's Knowledge, all material personal property of the Corporation (identified as owned or leased).

         SECTION 10.2    CONDITIONS PRECEDENT TO
OBLIGATIONS OF SELLER AND U S WEST. The obligations of Seller to sell the Common Stock and U S WEST to transfer the Indebtedness to Purchaser or its designee pursuant to this Agreement and to consummate the transactions contemplated by this Agreement and the Related Documents (except in respect of Section 6.3 of this Agreement and the Restated Central Contract) are subject, at the Closing Date, to the satisfaction or waiver by Seller and U S WEST of the following conditions:

         (a)   REPRESENTATIONS; COVENANTS.  All
representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser shall have performed and complied in all material respects with the covenants contained herein required to be performed and complied with by it prior to or on the Closing Date.

         (b) COMPLIANCE CERTIFICATES. Purchaser shall have delivered to Seller and U S WEST a certificate executed on behalf of Purchaser by one of its Responsible Officers, dated the Closing Date, in the form attached hereto as
EXHIBIT I.

         (c) DELIVERY OF PURCHASE PRICE. U S WEST shall have received and collected the Purchase Price, including the Earnest Money.

         (d) OTHER TRANSACTIONS. If Purchaser elects to purchase the Bonds, Purchaser shall have executed and delivered to the City of Pembroke Pines and First Union National Bank of Florida, as Trustee (the "TRUSTEE") under that certain Trust Indenture dated as of March 1, 1993 between the City of Pembroke Pines, Florida and the Trustee, an Investor Letter substantially in the form attached hereto as EXHIBIT J, duly executed by Purchaser as transferee of the Bonds.

         (e)   OTHER DOCUMENTS AND TRANSACTIONS.
Concurrently with the execution and delivery of this Agreement, (i) Purchaser shall have caused to be executed and delivered to the Escrow Agent the Ongoing Lawsuit
Release and Indemnification Agreement and (ii) Purchaser shall have caused the Escrow Agreement to be executed and delivered to Seller, U S WEST and the Escrow Agent.

         (f) NO INJUNCTIONS. On the Closing Date, the sale of the Common Stock and the consummation of the transactions contemplated hereunder shall not be prohibited by any law, claim or governmental regulation or enjoined from closing by any Governmental Authority.

         (g) ABSENCE OF ACTIONS OR PROCEEDINGS. There shall be no pending material litigation, action or proceeding by or before any court, other governmental body or arbitration tribunal which shall seek to restrain, prohibit or invalidate the transaction(s) contemplated by this Agreement or which could materially and adversely affect either Seller or U S WEST, except that the absence of an action or proceeding by the Four Cities or Chambers shall not be a condition to Closing, except to the extent such action or proceeding gives rise to an injunction.

         (h) NO PROHIBITION. All waiting periods under any applicable statute, rule, legislation or regulation or order of any court or any administrative agency, including, without limitation, under the HSR Act and substantially equivalent provisions of Florida law with respect to Seller and Purchaser, to restrain, prohibit or otherwise challenge the consummation of any or all of the transactions contemplated herein or otherwise affecting Seller's or U S
WEST's ability to consummate the transactions contemplated herein shall have expired or terminated within 150 days after the date of execution of this Agreement.


                         ARTICLE 11

                   LIMITATION OF LIABILITY

         SECTION 11.1 LIMITATION OF LIABILITY AMONG THE PARTIES. Notwithstanding anything to the contrary contained in this Agreement, at law or in equity, the liability of U S WEST, Seller and their Affiliates to Purchaser under this Agreement (including, without limitation, any liability of either party (and their Affiliates) arising pursuant to or in connection with (i) the representations and warranties of such party hereunder or (ii) the obligations of such parties under the Related Documents) shall in no event exceed $500,000 in the aggregate in respect of the breach of any representation, warranty or covenant contained in this Agreement and/or the Related Documents if the Closing occurs. Further, if the Closing occurs, U S WEST shall remain liable for (a) the Adjustment Amount, if any, payable by U S WEST pursuant to the Closing Date Adjustment Statement in accordance with Section 2.2 and (b) the Tax Indemnity Payment, if any, and Seller shall remain liable for Taxes due or owing in respect of the Pre-Closing Tax Period in accordance with Section 9.2 of this Agreement. In addition, consistent with the provisions of this Article 11, from and after the Closing Date, Purchaser covenants and agrees not to bring or prosecute any action or initiate any Proceeding (including, without limitation, any arbitration proceeding) against Seller, U S WEST and/or their Affiliates for or in respect of any claim or cause of action of any nature whatsoever including, without limitation, breach of contract, misrepresentation, fraud, intentional misrepresentation, causes of action related to the Bonds or any other claim or cause of action at law or in equity, whether or not accrued, except (i) causes of action in respect of the Restated Central Contract that arise from a breach thereof that first occurs after the date of execution of this Agreement (that has nothing to do with an act or omission that took place or occurred prior to the date of execution of this Agreement) and (ii) the Ongoing Lawsuit, to the extent that the Ongoing Lawsuit is not dismissed pursuant to Section 6.3 of this Agreement. Further, if the Closing shall occur hereunder, Purchaser waives any right it may have at law, equity or under this Agreement to make a claim against Seller, U S WEST and/or their Affiliates for damages that Purchaser may incur as a result of any representations or warranties being untrue, inaccurate or incorrect if (i) Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing and Purchaser elected, nevertheless, to close the transactions contemplated hereunder or (ii) if the Corporation Information contained information which disclosed that such representation or warranty was untrue, inaccurate or incorrect and Purchaser elected, nevertheless, to close hereunder, irrespective of whether Purchaser had Knowledge of such information contained in the Corporation Information.

         SECTION 11.2    LIMITATION OF LIABILITY - MR.
PENDLETON. Purchaser covenants and agrees not to bring or prosecute any action or initiate any Proceeding (including, without limitation, any arbitration proceeding) against David V. Pendleton for or in respect of any claim or cause of action of any nature whatsoever including, without limitation, breach of contract, misrepresentation, fraud, intentional misrepresentation, causes of action related to this Agreement or any other claim or cause of action at law or in equity, whether or not accrued. Further, Purchaser waives any right it may have at law, equity or under this Agreement to make a claim against David V. Pendleton for damages that Purchaser may incur as a result of any representations or warranties being untrue, inaccurate or incorrect.


                         ARTICLE 12

                     RESTRICTIVE LEGEND

         SECTION 12.1    RESTRICTIVE LEGEND ON
CERTIFICATES. Each certificate for Common Stock delivered to Purchaser by Seller or to a subsequent transferee shall include a legend in substantially the following form:

    THE INTERESTS EVIDENCED BY THIS CERTIFICATE HAVE
    NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
    1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY
    NOT BE OFFERED, SOLD, HYPOTHECATED OR OTHERWISE
    TRANSFERRED UNLESS IT HAS BEEN REGISTERED UNDER
    THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM
    REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, A
    FAVORABLE OPINION OF COUNSEL HAS BEEN DELIVERED TO
    THE CORPORATION TO THE EFFECT THAT SUCH TRANSFER
    IS NOT REQUIRED TO BE REGISTERED UNDER THE
    SECURITIES ACT).

Purchaser agrees that it will obtain appropriate investment representations relating to any transfer for which an opinion is required under the foregoing legend.

         SECTION 12.2    REMOVAL OF RESTRICTIVE LEGEND.
The restriction on transfer of shares of Common Stock set forth in Section 12.1 relating to compliance with the Securities Act (a "RESTRICTION") shall cease and terminate as to any particular shares of Common Stock when, in the written opinion of counsel satisfactory to the Corporation, such Restriction is no longer required. To the extent that the foregoing requirements are satisfied, whenever any Restriction shall cease and terminate as to any shares of Common Stock, the holder thereof shall be entitled to receive from the Corporation without expense to such holder, new certificate(s) not bearing a legend stating such Restriction.


                         ARTICLE 13

                         TERMINATION

         SECTION 13.1    EXPIRATION OF DUE DILIGENCE
PERIOD. Except as provided in this Section 13.1 and the Surviving Obligations, Purchaser shall have the right to elect to terminate this Agreement by giving written notice ("PURCHASER'S TERMINATION NOTICE") of such election to Seller and U S WEST at any time prior to 5:00 p.m., Eastern Standard Time, on the date which is thirty (30) days after the date hereof ("DUE DILIGENCE EXPIRATION DATE") as a result of the occurrence of a Material Adverse Effect caused by a breach of a representation or warranty contained in Articles 3 and 5 of this Agreement; PROVIDED, HOWEVER, notwithstanding anything in this Agreement, at law or in equity to the contrary, Purchaser shall not have any right to terminate this Agreement as a result of (i) any litigation that may arise out of or with respect to the Chambers Contract or the Four Cities Contract at any time after the execution and delivery of this Agreement or (ii) any attempt to terminate, the termination of or a breach of the Chambers Contract or the Four Cities Contract. If for any reason whatsoever Seller and U S WEST shall not have received Purchaser's Termination Notice prior to the Due Diligence Expiration Date (in accordance with the foregoing provisions), Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 13.1, and such right of termination may no longer be exercised.

         SECTION 13.2    SELLER'S OR U S WEST'S DEFAULT.

         (a) Provided that Purchaser has not elected to terminate this Agreement by delivering the Purchaser's
Termination Notice on or before the

Due Diligence Expiration Date, in the event of a material default hereunder by Seller including, without limitation, any intentional misrepresentation, or if the Closing fails to occur by reason of Seller's failure or refusal to perform its obligations under this Agreement, then Purchaser, as its sole remedy therefor, may (i) terminate this Agreement, except for the Surviving Obligations (including, without limitation, Section 6.3 of this Agreement, except in the event of the occurrence and continuance of one or more of the Ongoing Lawsuit Continuation Events in accordance with the terms of Section 6.3 of this Agreement), by written notice to Seller and U S WEST and (ii) subject to and in accordance with the terms and limitations set forth in this Agreement, including, without limitation, Article 11 and
Section 14.8, seek specific performance.

         (b) Provided that Purchaser has not elected to terminate this Agreement by delivering the Purchaser's Termination Notice on or before the Due Diligence Expiration Date, in the event of a material default hereunder by U S WEST including, without limitation, any intentional misrepresentation, or if the Closing fails to occur by reason of U S WEST's failure or refusal to perform its obligations under this Agreement, then Purchaser, as its sole remedy therefor, may (i) terminate this Agreement, except for the Surviving Obligations (including, without limitation, Section 6.3 of this Agreement, except in the event of the occurrence and continuance of one or more of the Ongoing Lawsuit Continuation Events in accordance with the terms of Section 6.3 of this Agreement), by written notice to Seller and U S WEST and (ii) subject to and in accordance with the terms and limitations set forth in this Agreement, including, without limitation, Article 11 and
Section 14.8, seek specific performance.

         (c) Notwithstanding anything to the contrary contained in this Agreement, the Related Documents, at law or in equity or otherwise, the liability of U S WEST and Seller to Purchaser under this Agreement and the Related Documents, including, without limitation, any liability of either of them under this Section 13.2, shall not exceed, in the aggregate, $500,000 if the Closing has occurred; provided that notwithstanding the foregoing, if the Closing does not occur, unless an Ongoing Lawsuit Continuation Event has occurred and is continuing, Purchaser shall be entitled to a payment of $500,000 as a condition precedent to dismissing the Ongoing Lawsuit, except as specified otherwise in Section 6.3 of this Agreement and in the Escrow Agreement. If the Closing occurs, however, U S WEST shall also remain liable for the Adjustment Amount, if any, payable by U S WEST pursuant to the Closing Date Adjustment Statement and the Tax Indemnity Payment, if any, and Seller shall remain liable for any

Taxes due and owing in respect of the Pre-Closing Tax
Period in accordance with Section 9.2 of this Agreement.
The $500,000 amount specified in the fifth line of this Section 13.2(c) shall constitute liquidated damages for all loss, damage and expenses suffered by Purchaser that do not arise under or in connection with a Surviving
Obligation, it being agreed that Purchaser's damages that do not arise under or in connection with a Surviving
Obligation are impossible to ascertain, and except as otherwise expressly provided in this Agreement in respect of Seller, Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Seller's or U S WEST's failure to perform its obligations under this Agreement that do not arise under or in connection with a Surviving Obligation, INCLUDING, WITHOUT
LIMITATION, THE RIGHT TO RECOVER CONSEQUENTIAL, PUNITIVE,
STATUTORY OR ANY OTHER DAMAGES. Purchaser expressly represents and affirms that based on numerous factors including, without limitation, the negotiations, the unique nature of the Facilities and uncertain market conditions that make it impossible or extremely difficult to fix the actual damages suffered by Purchaser on account of any default by Seller or U S WEST under this Agreement that do not arise under or in connection with a Surviving
Obligation, the foregoing liquidated damages clause is a reasonable and enforceable provision of this Agreement.

         SECTION 13.3 PURCHASER'S DEFAULT. In the event of a material default hereunder by Purchaser or if the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Seller and/or U S WEST may (i) terminate this Agreement, except for the Surviving Obligations, by written notice to Purchaser and (ii) subject to and in accordance with the terms and limitations set forth in Section 14.8 this Agreement, initiate and prosecute actions for specific performance. If Seller and/or U S WEST elects to terminate this Agreement pursuant to and in accordance with this Section 13.3 then this Agreement (other than the Surviving Obligations) shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except in respect of the Surviving Obligations; PROVIDED, HOWEVER, that except for the Surviving Obligations, if this Agreement is terminated, U S WEST is then entitled to the then outstanding balance of the Earnest Money, which shall constitute liquidated damages for all loss, damage and expenses suffered by Seller and U S WEST that do not arise under or in connection with a Surviving Obligation, it being agreed that Seller's and U S WEST's damages that do not arise under or in connection with a Surviving Obligation are impossible to ascertain, and except as otherwise expressly provided in this Agreement, Seller and U S WEST hereby expressly waive, relinquish and release any other right or remedy available to either of them at law, in equity or otherwise by reason of Purchaser's failure to perform its obligations under this Agreement that do not arise under or in connection with a Surviving Obligation, INCLUDING, WITHOUT
LIMITATION, THE RIGHT TO RECOVER CONSEQUENTIAL,
PUNITIVE, STATUTORY OR ANY OTHER DAMAGES. Seller and U S WEST expressly represent and affirm that based on numerous factors, including, without limitation, the negotiations, the unique nature of the Facilities and uncertain market conditions, that make it impossible or extremely difficult to fix the actual damages suffered by Seller and U S WEST on account of any default by Purchaser under this Agreement that do not arise under or in connection with a Surviving Obligation, the foregoing liquidated damages clause is a reasonable and enforceable provision of this Agreement. In no event shall Purchaser be entitled to any grace period or notice respecting the requirement on the part of Purchaser to close the transactions contemplated under this Agreement on the Closing Date. Notwithstanding anything to the contrary in this Section 13.3, the Ongoing Lawsuit shall be dismissed in accordance with Section 6.3 of this Agreement.

         SECTION 13.4 EFFECT OF TERMINATION. If this Agreement is terminated by Purchaser as a result of (a) the failure to obtain the requisite approvals and/or applicable termination of waiting periods under the HSR Act within 150 days after the date of execution of this Agreement, (b) an injunction that prevents Purchaser from Closing, (c) a termination of this Agreement by Seller or U S WEST pursuant to Section 10.2(g), (d) the occurrence of a Material Adverse Effect which occurs during and is continuing on the expiration of the 150-day period referred to in Section 2.3(a) of this Agreement or (e) a breach by Seller or U S WEST of the representations, warranties and covenants which results in a Material Adverse Effect which occurs during and is continuing on the expiration of the 150-day period referred to in Section 2.3(a) of this Agreement, which, with respect to (d) and (e), Purchaser shall certify in writing to U S WEST and Seller, Purchaser shall be entitled to the then outstanding balance of the Earnest Money. If this Agreement is terminated for any other reason, U S WEST shall then be entitled to the then outstanding balance of the Earnest Money.

         SECTION 13.5    RETURN OF CORPORATION INFORMATION.
If this Agreement is terminated for any reason, Purchaser, its officers, directors, employees, agents and other representatives, shall promptly return to Seller at no cost, charge or expense to Seller (a) all agreements, documents, contracts, instruments and other books and records and Corporation Information provided by Seller, its Affiliates or U S WEST or their representatives or agents in connection with the transactions contemplated under this Agreement, and all copies thereof, and (b) all surveys, title reports and commitments, environmental studies and reports, and engineering reports and studies secured by or at the direction of Purchaser and its Affiliates or agents, and all copies thereof.


                         ARTICLE 14

                        MISCELLANEOUS

         SECTION 14.1    INVESTIGATION BY PURCHASER.  In
connection with Purchaser's inspections prior to Closing, the parties agree that from the date hereof until any termination of this Agreement prior to Closing:

         (a) ACCESS TO PROJECT INFORMATION. Purchaser and its representatives shall have full access to examine and inspect any books, records, architectural and engineering plans, drawings, records surveys, title insurance policies (and any notes related thereto), all papers or files pertaining to the Corporation or its assets, liabilities or operations to the extent they are in the physical possession of Seller or its Affiliates (all of the foregoing information and documents being sometimes collectively referred to herein as the "CORPORATION INFORMATION"). Purchaser shall have the right to make copies of the Corporate Information at the sole cost and expense of Purchaser. Purchaser shall keep the Corporation Information in strict confidence in accordance with the provisions of this Agreement. Notwithstanding the foregoing, Corporate Information shall not include, and Purchaser shall have no right to examine or inspect, the internal records of Seller or its Affiliates, or any other information, in each case which is of a confidential nature and subject to an attorney/client, work-product or similar privilege.

         (b) RIGHT TO ENTER FACILITIES. Purchaser and its representatives shall have the right to enter upon the solid waste disposal facility operated by Seller in Broward
County, Florida (the "FACILITIES") for the purpose of inspecting the Facilities and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "INVESTIGATIONS"); provided, that (i)
Purchaser shall give prior notice to Seller and the Corporation before such entry and (ii) such notice shall include sufficient information to permit Seller and the Corporation to review the scope of the proposed
Investigations. Any entry upon the Facilities and all Investigations shall be during the normal business hours of the Corporation, at the sole risk and expense of Purchaser and its representatives, and shall not substantially interfere with or disrupt the activities on or about the Facilities. Purchaser shall:

               (i)  promptly repair any damage caused by
Purchaser or its representatives to the Facilities resulting from any such Investigations and regrade any holes and cap any wells made in, or excavations of, any portion of the Facilities used for such Investigations so that the Facilities shall be in substantially the same condition that it existed prior to such Investigations;

               (ii) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

               (iii)     permit Seller or the Corporation
to have one or more representatives present during all Investigations undertaken hereunder;

               (iv) take reasonable actions and implement reasonable protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials and substances generated, used or brought onto the Facilities pose no threat to the safety or health of Persons or the environment, and cause no unnecessary damage to the Facilities or other assets of the Corporation, Seller or other Persons;

               (v)  furnish to Seller, at no cost or
expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which Purchaser shall deliver promptly to Seller after Purchaser's receipt of same;

               (vi) not allow the Investigations or any other activities undertaken by Purchaser or its representatives to result in any Encumbrances being filed or recorded against the Facilities or the Corporation or Seller and notwithstanding the foregoing, Purchaser shall, at its sole cost and expense, promptly discharge of record any such Encumbrances that are so filed or recorded (including, without limitation, Encumbrances for services, labor or materials furnished); and

               (vii)     indemnify, defend and hold
harmless Seller, the Corporation, U S WEST and their Affiliates from and against any claims, losses, damages, liabilities, fines, fees, penalties or expenses (including, but not limited to, reasonable counsel and paralegal fees and other costs incurred in connection therewith through and including all appeals and appellate costs relating thereto) suffered or incurred by Seller, the Corporation, U S WEST or their respective Affiliates arising out of or in connection with (i) Purchaser's and/or its representatives' entry upon the Facilities and any Investigations or other activities conducted thereon by Purchaser or its representatives which results in physical damage to the Facilities or otherwise causes personal or physical injury or damage or (ii) any Liens filed or recorded against the Facilities, the Corporation or Seller as a consequence of the Investigations.

         (c) COOPERATION. The parties hereby agree to execute such further documents and to perform such further acts consistent with the intent and purposes of this Agreement in order to effectuate the terms and provisions of this Agreement.

         SECTION 14.2    CONDITION OF FACILITIES.
Purchaser's failure, for any reason whatsoever, to elect to terminate this Agreement prior to the Due Diligence
Expiration Date pursuant to Section 13.1 shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Facilities, is thoroughly acquainted with and accepts their condition and has reviewed, to the extent necessary in its discretion, all of the Corporation Information. Anything to the contrary contained in this Agreement notwithstanding, neither Seller nor U S WEST nor any of their respective Affiliates have made and do not make any representations, warranties (express or implied), guarantees, promises, statements, inducements or information as to the Facilities or any part thereof, or as to the physical condition, expenses, operation, maintenance, profit, rents, loss or use to which the Facilities, or any part thereof, may be put, or any other matter or thing affecting or pertaining to the Facilities and the other assets of the Corporation except as expressly set forth in this Agreement (including the Schedules hereto and the other documents that are contemplated hereby and executed at the Closing). Further, Purchaser acknowledges that it has, or will cause to have, prior to the Due Diligence Expiration Date, independently investigated, analyzed and appraised the value and potential profitability of the Corporation. Neither Seller nor U S
WEST nor any of their respective Affiliates shall be liable or bound in any manner by any verbal or written agreements, representations, "set-ups" or information pertaining to the operation, lay-out, expenses, condition, income, profits or loss furnished by any broker, agent, employee, consultant or servant of Seller or U S WEST or any other Person, unless the same are specifically set forth in this Agreement or the Corporate Information. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller, nor U S
WEST, nor any of their respective Affiliates or agents or representatives has or is willing to make any representations or warranties, express or implied (other than as may be expressly set forth in this Agreement or as provided in the Closing documents), as to (i) the status of title to the Facilities, (ii) the current or future real estate tax liability, assessment or valuation of the Facilities, (iii) the potential qualification of the Facilities for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated, (iv) the present or future condition and operating state of any of the Facilities and the present and future structural, non-structural and other condition of any improvements in respect of the Facilities, (v) the compliance of the Facilities in their current or any future state with applicable laws, rules or regulations or any violations thereof, including, without limitation, those relating to environmental laws, access by the handicapped, zoning laws and the ability to obtain a change in the zoning or a variance with respect to the Facilities, non-compliance, if any, with zoning laws, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise in respect of the Facilities, (vii) the availability of any financing for the alteration, rehabilitation or operation of the Facilities from any source, including, without limitation, any Governmental Authority or any lender, (viii) the current or future use of the Facilities, including, without limitation, the Facilities, use as a solid waste facility within the meaning of Chapter 159, Part II, Florida Statutes, as amended, or as a solid waste disposal facility within the meaning of Section 142(a) (6) of the Code, (ix) the actual or projected income or operating expenses of the Facilities,
(x) the absence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Facilities, (xi) the enforceability of the Bonds or any of the documents, instruments or agreements executed in connection therewith, or the lien or priority or value of any collateral directly or indirectly securing the same, or (xii) whether interest thereon is includable in the gross income of the holder thereof for federal income tax purposes. Purchaser acknowledges that the due diligence period will afford
Purchaser the opportunity for full and complete investigations, examinations and inspections of the Facilities and all Corporation Information. Except as expressly set forth in this Agreement or as specified in the Closing documents, Purchaser acknowledges and agrees that (A) the Corporation Information delivered or made available to Purchaser and Purchaser's representatives by Seller or Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Seller or of any of Seller's Affiliates; (B) neither Seller nor any of Seller's Affiliates nor U S WEST has made any independent investigation or verification of, or has any Knowledge of, the accuracy or completeness of, the Corporation
Information; (C) the Corporation Information delivered or made available to Purchaser and Purchaser's representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (D) Purchaser is relying solely on its own investigations, examinations and inspections of the Facilities and those of Purchaser's representatives and is not relying in any way on the Corporation Information furnished by Seller or any of Seller's Affiliates or U S
WEST, or any of their agents or representatives; and (E)
Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Corporation Information and Purchaser releases Seller and Seller's Affiliates and U S WEST and its Affiliates, and their respective agents and representatives, from any and all liability with respect thereto. SELLER AND U S WEST DO HEREBY DISCLAIM ANY AND ALL WARRANTIES OF MERCHANTABILITY
AND FITNESS THAT MAY BE DUE FROM SELLER OR U S WEST TO
PURCHASER WHETHER IN REGARD TO THE FACILITIES OR THE
PERSONAL PROPERTY USED IN CONNECTION WITH THE FACILITIES.

Notwithstanding anything else to the contrary herein, no casualty loss or condemnation (whether partial or total) of the Facilities on or prior to the Closing shall in any way or manner affect the obligations of the parties as set forth herein, except, however, if, prior to the Closing, all or any portion of the Facilities are damaged by fire, vandalism, acts of God or other casualty or cause which results in damage to the Facilities of $500,000 or greater from a risk not fully covered by insurance (exclusive of any deductible), Purchaser shall have the option to terminate this Agreement in which event the parties hereto shall be released from all further obligations and liabilities hereunder, except for the Surviving Obligations. Purchaser shall exercise its right to terminate in writing no later than ten days after the damage is incurred or Purchaser shall conclusively be deemed to have waived this right to terminate.

         SECTION 14.3    NOTICES.  Except as provided in
the Escrow Agreement, all notices, demands and other communications to any party hereunder shall be in writing and shall be sufficient in all respects if in writing and delivered personally or certified mail, return receipt requested or telecopied (and such telecopy is confirmed), or mailed by national overnight courier service, if to Seller, at

    Green Isle Environmental Services, Inc.
    410 Eleventh Avenue South
    Hopkins, Minnesota 55345
    Attention:  James W. Taylor, President and CEO
    Telecopy Number:  (612) 933-5803

with a copy to

    Oppenheimer Wolff & Donnelly
    3400 Plaza VII Building
    45 South Seventh Street
    Minneapolis, Minnesota 55402
    Attention:  Steven W. Meyer, Esq.
    Telecopy Number:  (612) 344-9376

if to U S WEST, at

    U S WEST Financial Services, Inc.
    Millennium Building
    6200 South Quebec Street, Suite 350
    Englewood, Colorado 80111
    Attention:  Richard A. Post, President
    Telecopy Number:  (303) 773-1750

with a copy to

    Weil, Gotshal & Manges
    701 Brickell Avenue
    Miami, Florida 33131
    Attention:  Richard A. Morrison, Esq.
    Telecopy Number:  (305) 374-7159
if to Purchaser at

    c/o Waste Management, Inc.
    3003 Butterfield Road
    Oak Brook, Illinois 60521
    Attention:  General Counsel
    Telecopy Number: (708) 218-1553

with a copy to:

    Waste Management Inc. of Florida
    2700 N.W. 48th Street
    Pompano Beach, Florida 33073
    Attention:  Debra Romanello, Esq.
    Telecopy Number:  (305) 984-2057

or such other address or telecopier number as such party may hereinafter specified by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above; (ii) if given by mail or overnight courier service the first day after mailing or when delivered to such courier; or (iii) if given by any other means, when delivered at the address specified in this Section 14.3.

         SECTION 14.4 NO WAIVERS; AMENDMENTS. (a) No failure or delay on the part of Seller, U S WEST or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (a)   Any provision of this Agreement may be
amended, if, but only if, such amendment is in writing, and is executed by each of Seller, U S WEST and Purchaser.

         SECTION 14.5    CONFIDENTIALITY.

         (a) Unless and until the consummation of the Closing of the transactions contemplated hereby, and except as provided in Section 14.6 of this Agreement, Purchaser will refrain, and will cause its officers, directors, employees, agents and other representatives to refrain from disclosing to any other Person any confidential documents or confidential information concerning the Corporation, the Facilities, Seller or its Affiliates or U S WEST furnished to it in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the Corporation Information, unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Seller and U S WEST; (ii) Purchaser deems it advisable (upon written advice of Purchaser's legal counsel delivered to Seller and U S WEST) to disclose any such confidential documents or information in connection with the requirements of any federal or state securities law; or
(iii) such confidential documents or information can be shown to have been (x) previously known by Purchaser, (y) in the public domain through no fault of Purchaser, or (z) later acquired by Purchaser from other public sources.

         (b) Unless and until the consummation of the Closing of the transactions contemplated hereby, Seller and U S WEST will refrain, and will cause their respective officers, directors, employees, agents and other representatives to refrain from disclosing to any other Person any confidential documents or confidential information concerning Purchaser or its Affiliates furnished to them in connection with this Agreement or the transactions contemplated hereby, unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; (ii) Seller or U S WEST deems it advisable (upon written advice of Seller's or U S WEST's legal counsel delivered to Purchaser) to disclose any such confidential documents or information in connection with the requirements of any federal or state securities law; or
(iii) such confidential documents or information can be shown to have been (x) previously known by Seller or U S WEST, (y) in the public domain through no fault of Seller and U S WEST, or (z) later acquired by Seller or U S WEST from other public sources.

         SECTION 14.6    PUBLIC ANNOUNCEMENTS.  At all
times at or before the Closing, Seller, Purchaser and U S
WEST will each consult with the others before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of any such report, statement or release;
provided that (i) the parties hereto agree that upon execution of this Agreement, Purchaser, Seller, the Corporation and U S WEST may disclose that the Agreement has been been executed and that the parties hereto are proceeding to consummate the transactions contemplated by this Agreement;
(ii) Seller, the Corporation and U S West may disclose to the Four Cities that this Agreement has been executed and have further communication with the Four Cities to the extent they view such communication as necessary or desirable in respect of the transactions contemplated hereby; (iii) on or after the Closing Date, the parties hereto may issue a press release in form and substance acceptable to the parties hereto disclosing the consummation of the transactions contemplated by this Agreement; and (iv) Seller, the Corporation and U S WEST may also disclose that the transactions contemplated by this Agreement have been consummated. If Seller, Purchaser and U S WEST are unable to agree on or approve any other public report, statement, or release, then such report, statement or release may not be issued or made, unless and except to the extent that such report, statement or release is, in the written opinion of legal counsel to a party, required by law to be made at such time, in which case the legally required report, statement or release may be made; PROVIDED, HOWEVER, that any party releasing such a legally required report, statement or release shall use its best efforts to obtain and maintain the confidentiality of such report, statement or release, unless the other parties agree otherwise. Purchaser shall have the right to disclose that it has entered into an agreement to purchase the Common Stock and Indebtedness in connection with its due diligence.

         SECTION 14.7 PROHIBITION OF RECORDING. Any attempt to record this Agreement or any memorandum thereof or any reference hereto by Purchaser or any agent or representative of Purchaser prior to the Closing Date shall constitute a material default by Purchaser. Purchaser hereby indemnifies and exonerates and agrees to hold Seller and U S WEST and their Affiliates harmless from all loss, liability, damage, cost or expense (including, but not limited to, reasonable counsel and paralegal fees and other costs incurred in connection therewith through and including all appeals and appellate costs relating thereto) arising out of or in connection with the improper or unauthorized recordation of this Agreement or any memorandum thereof or any reference hereto by Purchaser or any agent or representative of Purchaser in any document recorded by Purchaser other than a lis pendens which may be filed by Purchaser in connection with any action to sue for specific performance of this Agreement to the extent such action is expressly permitted by the terms of this Agreement.

         SECTION 14.8    ARBITRATION.

         (a) Subject to the limitations set forth in this Agreement, any claim, controversy or dispute, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, between or among any of the parties to this Agreement or between or among one or more of the parties to this Agreement and any of the employees, agents, officers, directors or affiliated businesses of another party, shall be resolved by arbitration as prescribed in this Section 14.8. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, shall govern the arbitrability of all claims.

         (b) A single arbitrator engaged in the practice of law, who is knowledgeable about the subject matter of this Agreement, shall conduct the arbitration under the then current rules of the AAA, unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by AAA. The arbitration shall be conducted in the regional AAA office closest to where the claim arose, and all expedited procedures prescribed by the AAA rules shall apply.

         (c) The arbitrator shall only have authority to award compensatory damages and specific performance and shall not have authority to award punitive damages, other non-compensatory damages or any other form of relief; the parties hereby waive all rights to and claims for relief except for (i) compensatory damages and (ii) specific performance; provided that the parties do not waive any right to injunctive or other equitable relief in respect of a breach by any other party of the terms and provisions of
Section 6.3 of this Agreement. Each party shall bear its own costs and attorneys' fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (d)   If any party files a judicial or
administrative action asserting claims subject to arbitration, as prescribed therein, and another party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

         (e) In the event of any proceedings involving claims, controversies or disputes asserted by Persons that are not a party to this

Agreement, any claims, controversies or disputes asserted in connection therewith which are to be determined between or among parties to this Agreement shall be subject to arbitration in accordance with this Section 14.8.

         SECTION 14.9 TIME OF THE ESSENCE. The parties agree that, if wherever this Agreement provides that Seller, U S WEST or Purchaser must send or give any notice, make an election or take some other action with a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action.

         SECTION 14.10 SUCCESSORS AND ASSIGNS. No party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except (a) Purchaser may, without consent, assign its rights to a wholly-owned subsidiary of Purchaser and (b) Purchaser may assign its rights to a Governmental Authority; provided that with respect to any such assignment(s), (x) Purchaser shall remain liable for all obligations arising hereunder or under any other documents, agreements or instruments relating hereto and (y) any consideration received for the sale of the Corporation, derived directly or indirectly by Purchaser as a result of such assignment(s), in excess of: (i) $18,250,000 (ii) plus an amount equal to the dollar amount of the Adjustment Amount (if the Accounts Receivable exceed the Payables) or less an amount equal to the Adjustment Amount (if the Payables exceed the Accounts Receivable) (iii) less the aggregate amount of any tax benefit derived directly or indirectly by Purchaser with respect to Purchaser's interest in the Corporation, shall immediately be paid to U S WEST. This Agreement shall be binding upon Purchaser, U S WEST and Seller and their respective permitted successors and assigns.

         SECTION 14.11 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT IN RESPECT OF ARBITRATION, THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, EXCLUDING ANY CONFLICT OF LAWS RULES THEREOF. VENUE SHALL BE IN BROWARD COUNTY, FLORIDA. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE DEEMED TO HAVE BEEN CONSUMMATED IN THE STATE OF FLORIDA.

         SECTION 14.12  SEVERABILITY.  If any term,
provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 14.13  COUNTERPARTS; DATE HEREOF;
EFFECTIVENESS. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original. The term "date hereof", "date of the execution of this Agreement" or similar words shall mean the last day this Agreement has been executed and delivered by U S WEST, Seller and Purchaser.

         SECTION 14.14 ENTIRE AGREEMENT. This Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter hereof and, from and after the date hereof, any and all such prior agreements and understandings shall be null and void and of no further force or effect without any further action on the part of any party hereto being required.

         SECTION 14.15 EXPENSES. Except as expressly set forth in this Agreement, Purchaser, on the one hand, and U S WEST and Seller, on the other hand, shall be responsible for payment of their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any fees and expenses related to compliance with all applicable requirements of the HSR Act.

         SECTION 14.16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller as set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7,
3.8, 3.9, 3.10, 3.11, 3.15, 3.16, 3.17, 3.18 and 3.19 of
this Agreement and the representations and warranties of U S WEST as set forth in Sections 5.1, 5.2, 5.3, and 5.4 of this Agreement and the representations and warranties of Purchaser as set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 4.6 of this Agreement shall survive the Closing for a period of one (1) year. No other representations or warranties shall survive the Closing Date.

         SECTION 14.17  INDEMNIFICATION.  From and after
the Closing Date, Purchaser hereby agrees to indemnify and hold harmless Seller, the Corporation and U S WEST and each of their Related Parties from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including, but not limited to, reasonable attorneys' fees and expenses, including those incurred at trial or on appeal, or in other indirect or administrative proceedings) which Seller, the Corporation and/or U S WEST and/or any of their Related Parties may incur (or which may be claimed against Seller, the Corporation and/or U S WEST and/or any of their Related Parties) by reason of, under, arising out of, related to, or in connection with (a) any material breach or material default by Purchaser of any representation, warranty, covenant or other obligation contained in this Agreement or (b) any material breach or material default under or in respect of the terms of either the Chambers Contract or the Four Cities Contract resulting from the entering into or consummation of the transactions contemplated by this Agreement.

         SECTION 14.18  THIRD PARTY BENEFICIARY.  The
parties hereto recognize that David V. Pendleton is a third party beneficiary of Article 11 hereof, but nothing herein, express or implied, is intended to confer on any person other than Mr. Pendleton and the parties hereto, rights and remedies under or by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement, or caused this Purchase
Agreement to be duly executed by their respective authorized officers, as of the date first above written.


                         WASTE MANAGEMENT INC. OF FLORIDA



                         By:/s/ JAMES A. WATERS
                            -------------------------------
                         Name:  James A. Waters
                         Title:  Vice President


                         U S WEST FINANCIAL SERVICES, INC.



                         By:/s/ RICHARD A. POST
                            --------------------------------
                         Name:  Richard A. Post
                         Title:  President

                         GREEN ISLE ENVIRONMENTAL SERVICES, INC.



                         By:/s/ JAMES W. TAYLOR
                            ---------------------------------
                         Name:  James W. Taylor
                         Title:  President


ACKNOWLEDGED AND AGREED on behalf of
the Corporation and its Affiliates,
including specifically for purposes
of Section 8.5 of this Agreement:

REUTER RECYCLING OF FLORIDA, INC.



By:/s/ JAMES W. TAYLOR
   ------------------------------
Name:  James W. Taylor
Title:  President

                                                  [Not a part of agreement]


                         EXHIBITS AND SCHEDULES TO
                            PURCHASE AGREEMENT,
                     DATED JUNE 1, 1995, BY AND AMONG
                  GREEN ISLE ENVIRONMENTAL SERVICES, INC.
                (NOW KNOWN AS REUTER MANUFACTURING, INC.),
                   WASTE MANAGEMENT INC. OF FLORIDA AND
                     U S WEST FINANCIAL SERVICES, INC.


EXHIBIT OR SCHEDULE      SUBJECT                  REFERENCE IN AGREEMENT

Schedule 3.3             Subsidiaries             Section 3.3

Schedule 3.6             Permits                  Section 3.6

Schedule 3.7             Contracts and Loans to   Section 3.7
                         Individuals

Schedule 3.12            Proceedings              Section 3.12

Schedule 3.13            Consents                 Section 3.13

Schedule 3.14            Insurance                Section 3.14

Schedule 3.15            Customers                Section 3.15

Schedule 3.16            Real Estate              Section 3.16

Schedule 3.17            Financial Statements     Section 3.17

Schedule 4.6             Authorizations           Section 4.6

Schedule 6.5             Individuals              Section 6.5

Exhibit A                Form of Escrow Agreement Section 1.1

Exhibit B                Form of Ongoing Lawsuit  Section 1.1
                         Release and Indemnification
                         Agreement

Exhibit C                Form of Assignment of    Sections 1.1 and 2.2(a)
                         Excluded Assets

Exhibit D                Form of Release and      Section 1.1
                         Cancellation of
                         Inter-Company Obligations
                         Agreement

Exhibit E                Letter from City of      Section 3.20
                         Pembroke Pines

Exhibit F                Form of Restated Central Section 6.4
                         Contract

Exhibit G                Secretary's Certificate  Section 10.1(b)
                         of Seller

Exhibit H                Secretary's Certificate  Section 10.1(b)
                         of U S WEST

Exhibit I Secretary's Certificate Section 10.2(b) of Purchaser

Exhibit J                Form of Investor Letter  Section 10.2(d)